Exhibit 10.52

CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Sole Lead Arranger, and Sole Book Runner,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

and

ALION SCIENCE AND TECHNOLOGY CORPORATION,

as Borrower

Dated as of August 18, 2014

ii

(continued)

iii

(continued)

iv

(continued)

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SCHEDULES AND EXHIBITS

Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Borrower
Schedule 4.1(c)	Capitalization of Borrower’s Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.2(b)(i)	Approvals
Schedule 4.6	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.22	Government Contracts
Schedule 4.29	Certain ESOP Plan Documents Exceptions
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.16	Blocked Account Bank
Schedule 6.5	Nature of Business
Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Revolver Credit Limits
Schedule D-1	Designated Account
Schedule E-2	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit P-1	Form of Perfection Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of August 18, 2014 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), and as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”), and ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”).

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.01.                     Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.02.                     Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Bank Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Bank Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Bank Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Bank Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Bank Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Bank Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of the Credit Facility.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.03.                     Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.04.                     Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.05.                     Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.06.                     Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                                      LOANS AND TERMS OF PAYMENT.

2.01.                     Revolving Loans.

(a)                                 Subject to the terms and conditions of this Agreement, and provided that all of the conditions set forth in Sections 3.01 and 3.02 are satisfied to the Termination Date, each Revolving Lender shall (severally, not jointly or jointly and severally) make revolving loans (“Revolving Loans”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)                                     such Lender’s Revolver Credit Limit, or

(ii)                                  such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)                               the amount equal to (1) the Maximum Revolver Credit Limit less (2) the Letter of Credit Usage at such time, and

(B)                               the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrower to Agent) less (2) the Letter of Credit Usage at such time.

(b)                                 Amounts borrowed pursuant to this Section 2.01 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Bank Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.  In the event that all of the Term A Loan Exposure (as such term is defined in the First Lien Credit Agreement) is repaid in full prior to the Maturity Date and no Default or Event of Default has occurred and is continuing, Agent and Lenders will upon written request of the Borrower received not less than sixty (60) days prior to the Maturity Date, extend the Maturity Date for one (1) year.

(c)                                  Anything to the contrary in this Section 2.01 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Bank Product Reserves, and other Reserves against the Borrowing Base or the Maximum Revolver Credit Limit.  The amount of any Receivable Reserve, Bank Product Reserve, or other Reserve established by Agent, in its Permitted Discretion, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.

2.02.                     [Intentionally Omitted].

2.03.                     Borrowing Procedures and Settlements.

(a)                                 Procedure for Borrowing Revolving Loans.  Subject to the terms and conditions of Section 2.01, each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 10:00 a.m. on the same Business Day that is the requested Funding Date, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.  For each Borrowing, Agent may rely on information set forth in or provided with the Borrowing Base Certificate most recently delivered to Agent pursuant to Schedule 5.2.

(b)                                 [Intentionally Omitted].

(c)                                  Making of Revolving Loans.

(i)                                     After receipt of a request for a Borrowing pursuant to Section 2.03(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the same Business Day of the requested Funding Date.  If Agent has notified the Lenders of a requested Borrowing on the same Business Day of the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. on the Business Day that is the requested Funding Date.  After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.03(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)                                  Unless Agent receives notice from a Lender prior to 12:30 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Lenders hereby agree that Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount.  If, on the requested Funding Date, any Lender shall not have remitted the full amount that it has agreed to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 1:00 p.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account).  If any Lender shall not remit the full amount that it has agreed to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.03(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Lender has agreed to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)                                 Protective Advances and Optional Overadvances.

(i)                                     Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.03(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrower and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, on behalf of the Revolving Lenders, that Agent, in its sole and absolute discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Bank Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.03(d)(i) shall be referred to as “Protective Advances”).  Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed the amount which is equal to the Maximum Revolver Credit Limit, plus up to an additional $6,500,000, less the aggregate outstanding Revolver Usage.

(ii)                                  Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.03(d)(iv), the Lenders hereby authorize Agent, and Agent may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans to Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Maximum Revolver Credit Limit.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amount permitted by the immediately foregoing provision, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders lending under the Credit Facility thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrower to an amount permitted by the preceding sentence.  In such circumstances, if any Revolving Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.04(e).  Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.03(e) (or Section 2.03(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.03(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)                               Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account.  The Extraordinary Advances shall be repayable on demand, secured by Collateral Agent’s Liens, constitute Bank Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans.  The provisions of this Section 2.03(d) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.

(iv)                              Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary:  (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to the Maximum Revolver Credit Limit less the aggregate outstanding Revolver Usage; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Credit Limit, such portion of such Extraordinary Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.04(b).

(e)                                  Settlement.  It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans.  Such agreement notwithstanding, Agent and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                     Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (i) for itself, with respect to the outstanding Extraordinary Advances, and (2) with respect to Borrower’s or its Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans and Extraordinary Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.03(g)):  (y) if the amount of the Revolving Loans (including Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 1:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 1:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Extraordinary Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Extraordinary Advances and shall constitute Revolving Loans of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)                                  In determining whether a Lender’s balance of the Revolving Loans and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)                               Between Settlement Dates, Agent, to the extent Extraordinary Advances are outstanding, may pay over to Agent, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances.  During the period between Settlement Dates, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent, or the Lenders, as applicable.

(iv)                              Anything in this Section 2.03(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.03(g).

(f)                                   Notation.  Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, including the Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)                                  Defaulting Lenders.

(i)                                     Notwithstanding the provisions of Section 2.04(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (B) second, to each Non-Defaulting Lender ratably in accordance with their Revolver Credit Limits (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan was funded by such other Non-Defaulting Lender), (C) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.02) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (D) from and after the date on which all other Bank Obligations have been paid in full, to such Defaulting Lender in accordance with tier (J) of Section 2.04(b)(ii).  Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Credit Limit shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.01(a)(i) through (iii).  The provisions of this Section 2.03(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Lender, and Borrower shall have waived, in writing, the application of this Section 2.03(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.03(g)(ii) shall be released to Borrower).  The operation of this Section 2.03(g) shall not be construed to increase or otherwise affect the Revolver Credit Limit of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, Issuing Lender, or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Credit Limit of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Bank Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Revolver Credit Limit of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.03(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03(g) shall control and govern.

(ii)                                  If any Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)                               such Defaulting Lender’s Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Credit Limits and (y) the conditions set forth in Section 3.02 are satisfied at such time;

(B)                               if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Agent, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Lender;

(C)                               if Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.03(g)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.06(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)                               to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.03(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.06(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)                                to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.03(g)(ii), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.06(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)                                 so long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Letter of Credit cannot be reallocated pursuant to this Section 2.03(g)(ii) or (y) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to the Issuing Lender and Borrower to eliminate the Issuing Lender’s risk with respect to the Defaulting Lender’s participation in Letters of Credit; and

(G)                               Agent may release any cash collateral provided by Borrower pursuant to this Section 2.03(g)(ii) to the Issuing Lender and the Issuing Lender may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.11(f).

(h)                                 Independent Obligations.  All Revolving Loans (other than Extraordinary Advances) advanced to Borrower shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Revolver Credit Limit of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (i) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.04.                     Payments; Reductions of Revolver Credit Limits; Prepayments.

(a)                                 Payments by Borrower.

(i)                                     Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. on the date specified herein.  Borrower shall immediately notify Agent via electronic mail (at such email addresses as Agent may designate in accordance with this Agreement) at the time any payment is made by Borrower.  Any payment received by Agent later than 2:00 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.  All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.

(ii)                                  Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)                                 Apportionment and Application.

(i)                                     So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Bank Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Revolver Credit Limit or Bank Obligation to which a particular fee or expense relates.  Subject to Section 2.04(b)(iv), Section 2.04(d), and Section 2.04(e), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)                                  At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent (including from Collateral Agent pursuant to the Intercreditor Agreement) and all proceeds of Collateral received by Agent (including from Collateral Agent pursuant to the Intercreditor Agreement) shall be applied as follows:

(A)                               first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)                               second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)                               third, to pay interest due in respect of all Protective Advances until paid in full,

(D)                               fourth, to pay the principal of all Protective Advances until paid in full,

(E)                                fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)                                 sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)                               seventh, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,

(H)                              eighth, ratably

i.                                          to pay the principal of all Revolving Loans, until paid in full,

ii.                                       to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.04(b)(ii), beginning with tier (A) hereof),

iii.                                    up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.04(b)(ii), beginning with tier (A) hereof,

(I)                                   ninth, to pay any other Bank Obligations other than Bank Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.04(b)(ii), beginning with tier (A) hereof),

(J)                                   tenth, ratably to pay any Bank Obligations owed to Defaulting Lenders; and

(K)                              eleventh, to Collateral Agent for further distribution in accordance with the Intercreditor Agreement.

(iii)                               Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.03(e).

(iv)                              In each instance, so long as no Application Event has occurred and is continuing, Section 2.04(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Bank Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)                                 For purposes of Section 2.04(b)(ii), “paid in full” of a type of Bank Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Bank Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)                              In the event of a direct conflict between the priority provisions of this Section 2.04 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.03(g) and this Section 2.04, then the provisions of Section 2.03(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.04 shall control and govern.

(c)                                  Reduction of Revolver Credit Limits.  The Revolver Credit Limits shall terminate on the Maturity Date.  Borrower may reduce the Revolver Credit Limits to an amount (not less than $30,000,000) that is not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a).  Each such reduction shall be in an amount which is not less than $5,000,000, shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable.  Once reduced, the Revolver Credit Limits may not be increased.  Each such reduction of the Revolver Credit Limits shall reduce the Revolver Credit Limits of each Lender proportionately in accordance with its ratable share thereof.  If Borrower has sent a notice of reduction of the Revolver Credit Limits pursuant to the provisions of this Section 2.04(c), then on the date set forth as the date of reduction in such notice, Borrower shall pay to Agent, in cash, the Applicable Revolver Reduction Premium determined as of such date.

(d)                                 Optional Prepayments.  Borrower may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty (unless Borrower is required to pay the Applicable Prepayment Premium subject to the terms and conditions set forth in Sections 3.03).

(e)                                  Mandatory Prepayments.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrower to Agent, then Borrower shall immediately prepay the Bank Obligations in accordance with Section 2.04(f) in an aggregate amount equal to the amount of such excess.

(f)                                   Application of Payments.  Each prepayment pursuant to Section 2.04(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to accrued and unpaid interest, and second, to the outstanding principal amount of the Revolving Loans until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.04(b)(ii).

2.05.                     Promise to Pay.  Borrower promises to pay all of the Bank Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Bank Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  BORROWER AGREES THAT THE BANK OBLIGATIONS CONTAINED IN THE FIRST SENTENCE OF THIS SECTION 2.05 SHALL SURVIVE PAYMENT OR SATISFACTION IN FULL OF ALL OTHER OBLIGATIONS AS SUCH TERM IS DEFINED IN THE INTERCREDITOR AGREEMENT.

2.06.                     Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)                                 Interest Rates.  Except as provided in Section 2.06(c), all Bank Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to Daily One Month LIBOR plus the Applicable Margin.

(b)                                 Letter of Credit Fee.  Borrower shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(m)) that shall accrue at a per annum rate equal to (i) for each Letter of Credit that is cash collateralized by Borrower or the other Loan Parties and not included in the calculation for Letter of Credit Usage (each, a “Non-Formula Letter of Credit”), 1.75% of the face amount thereof, payable upon the issuance of such Non-Formula Letter of Credit, each anniversary of the issuance during the term of such Non-Formula Letter of Credit, and upon the renewal of such Non-Formula Letter of Credit, and (ii) for all other Letters of Credit, the Applicable Margin times the undrawn amount of all outstanding Letters of Credit, payable on the last day of each month.

(c)                                  Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,

(i)                                     all Bank Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii)                                  the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)                                 Payment of Interest Fees and Expenses.  Except to the extent provided to the contrary in Section 2.06(b), Section 2.10 and Section 5.16, (i) all interest, all Letter of Credit Fees, and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the last day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) THE FIRST DAY OF THE MONTH FOLLOWING THE DATE ON WHICH THE APPLICABLE COSTS, EXPENSES, OR LENDER GROUP

EXPENSES WERE FIRST INCURRED OR (Y) THE DATE ON WHICH DEMAND THEREFOR IS MADE BY AGENT (IT BEING ACKNOWLEDGED AND AGREED THAT ANY CHARGING OF SUCH COSTS, EXPENSES OR LENDER GROUP EXPENSES TO THE LOAN ACCOUNT PURSUANT TO THE PROVISIONS OF THE FOLLOWING SENTENCE SHALL BE DEEMED TO CONSTITUTE A DEMAND FOR PAYMENT THEREOF FOR THE PURPOSES OF THIS SUBCLAUSE (Y)).  Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(m), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products).  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Bank Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans.

(e)                                  Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided, however, subject to the terms of Section 5.16, accrued interest shall be applied by Agent on account of the Bank Obligations on the same Business Day of Agent’s receipt of such interest payment.

(f)                                   Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Bank Obligations to the extent of such excess, and any surplus remaining after satisfaction of all Bank Obligations shall be promptly paid to the Designated Account.

(g)                                  Minimum Interest.  In the event the aggregate amount of interest earned by the Revolving Lenders in connection with the Revolving Loans in any month (such period, the “Minimum Interest Period”, which period shall begin on the Closing Date and continue with each month thereafter until the earlier of the Maturity Date or the date this Agreement is terminated) is less than $75,000 (exclusive of any collateral monitoring fees, Unused Line Fees, or any other fees and charges hereunder) (“Minimum Interest”), Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, upon demand by Agent, an amount equal to the (A) Minimum Interest minus (B) the aggregate amount of all interest earned by Revolving Lenders (exclusive of any collateral monitoring fees, Unused Line Fees, or any other fees and charges hereunder) in such Minimum Interest Period.  The amount of Minimum Interest charged shall be prorated for any partial Minimum Interest Period.  Borrower shall not be entitled to any credit, rebate, or repayment of any Minimum Interest pursuant to this Section 2.06(g) notwithstanding any termination of this Agreement or the suspension or termination of any Lenders obligation to make loans and advances hereunder.  Agent may deduct amounts owing by Borrower under this Section 2.06(g) by debiting the Designated Account.  Agent shall provide Borrower written notice of deductions made from the Designated Account pursuant to the terms of this Section 2.06(g).

2.07.                     Crediting Payments.  Subject to the terms of Section 5.16, the receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m.  If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.08.                     Designated Account.  Agent is authorized to make the Revolving Loans, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from an Authorized Person or, without instructions, if pursuant to Section 2.06(d).  Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrower and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrower, any Revolving Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.09.                     Maintenance of Loan Account; Statements of Bank Obligations.  Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Revolving Loans (including Extraordinary Advances) made by Agent, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Lender for Borrower’s account, and with all other Bank Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.07, the Loan Account will be credited with all payments received by Agent from Borrower or from any Person made for Borrower’s account.  Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10.                     Fees.

(a)                                 Origination Fee.  Borrower shall pay to Agent, a fully earned, non-refundable facility fee of $100,000, on the Closing Date.

(b)                                 Unused Line Fee.  Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, on the last day of each month from and after the Closing Date up to the last day of the month prior to the date on which the Bank Obligations are paid in full and on the date on which the Bank Obligations are paid in full, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.25% per annum times the result of (i) the aggregate amount of the Revolver Credit Limits, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof).

(c)                                  Field Examination and Other Fees.  Borrower shall pay to Agent, field examination fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Borrower performed by personnel employed by Agent, and (ii) the reasonable fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus reasonable out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or its Subsidiaries or to establish electronic collateral reporting systems; provided that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obliged to reimburse

Agent for more than (i) 2 field examinations of Borrower’s assets, books and records or other Collateral during any calendar year and (ii) 2 field examinations of Borrower’s unbilled Accounts during any calendar year (such field examinations shall be in addition to the field examinations as provided for in clause (i) of this Section).

2.11.                     Letters of Credit.

(a)                                 Subject to the terms and conditions of this Agreement and provided that all of the conditions set forth in Sections 3.01 and 3.02 are satisfied to the Termination Date, upon the request of Borrower made in accordance herewith, Agent will cause Issuing Lender (severally, not jointly or jointly and severally) to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit for the account of Borrower.

(b)                                 Borrower and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit issued under the Existing Credit Agreement shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender at the request of Borrower on the Closing Date.

(c)                                  Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of the applicable Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Underlying Issuer with respect to such drawings under Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer for the account of Borrower.  By submitting a request to Agent for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that (i) Agent cause the Issuing Lender issue or (ii) Agent cause an Underlying Issuer issue the requested Letter of Credit (and, in such case, to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit).  Borrower acknowledges and agrees that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Agent (on behalf of Issuing Lender) via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to Agent and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent, Issuing Lender or Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Agent, Issuing Lender or Underlying Issuer generally requests for Letters of Credit in similar circumstances.  Anything contained herein to the contrary notwithstanding, Agent may, but shall not be obligated to, require Issuing Lender to issue or cause the issuance of a Letter of Credit, or issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit.

(d)                                 Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)                                     the Letter of Credit Usage would exceed $10,000,000; or

(ii)                                  the Letter of Credit Usage would exceed the Maximum Revolver Credit Limit less the outstanding amount of Revolving Loans, or

(iii)                               the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans at such time.

(e)                                  In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Lender shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.03(g)(ii), or (ii) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.03(g)(ii).  Additionally, Issuing Lender shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such Letter of Credit, or any law applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.

(f)                                   Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Lender that the provisions of Section 3.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree.  Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender makes a payment under a Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans.  If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(g) to reimburse Issuing Lender, then to such Revolving Lenders and Issuing Lender as their interests may appear.

(g)                                  Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(f), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(f) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Revolving Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Lender or the Revolving Lenders, Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Lender, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender and not reimbursed by Borrower on the date due as provided in Section 2.11(f), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(g) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(h)                                 Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Lender and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Lender, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, or willful misconduct of the Letter of Credit Related Person claiming indemnity.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(i)                                     The liability of Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Issuing Lender’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit.  Issuing Lender shall be deemed to have acted with due diligence and reasonable care if Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  Borrower’s aggregate remedies against Issuing Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(f), plus interest at the rate then applicable to the Revolving Loans hereunder.  Borrower shall take action to avoid and mitigate the amount of any damages claimed against Issuing Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Lender to effect a cure.

(j)                                    Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Lender, irrespective of any assistance Issuing Lender may provide such as drafting or recommending text or by Issuing Lender’s use or refusal to use text submitted by Borrower.  Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’s purposes.  With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Agent (on behalf of Issuing Lender), in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower does not at any time want such Letter of Credit to be renewed, Borrower will so notify Agent and Issuing

Lender at least 15 calendar days before Issuing Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(k)                                 Borrower’s reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, provided, however, that subject to Section 2.11(i) above, the foregoing shall not release Issuing Lender from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to Issuing Lender arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(l)                                     Without limiting any other provision of this Agreement, Issuing Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower for, and Issuing Lender’s rights and remedies against Borrower and the obligation of Borrower to reimburse Issuing Lender for each drawing under each Letter of Credit shall not be impaired by:

(i)                                     honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)                                  honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)                               acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)                              the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)                                 acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)                              any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;

(vii)                           any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the beneficiary and Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)                        assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)                              payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)                                 acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)                              honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Lender if subsequently Issuing Lender or any court or other finder of fact determines such presentation should have been honored;

(xii)                           dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)                        honor of a presentation that is subsequently determined by Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(m)                             Borrower shall pay immediately upon demand to Agent for the account of Issuing Lender as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions and charges to the Loan Account pursuant to the provisions of Section 2.06(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(m)):  (i) for each Letter of Credit that is not a Non-Formula Letter of Credit, a fronting fee which shall be imposed by Issuing Lender upon the issuance of each such Letter of Credit equal to 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Lender, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(n)                                 If by reason of (x) any Change in Law, or (y) compliance by Issuing Lender or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)                                  there shall be imposed on Issuing Lender or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 2.11(n) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(n), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(o)                                 Unless otherwise expressly agreed by Issuing Lender and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)                                 In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12.                     [Intentionally Omitted].

2.13.                     Capital Requirements.

(a)                                 If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding companies’ capital as a consequence of such Lender’s Loans hereunder to a level below that which such Lender or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof.  Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                                 If any Lender requests additional or increased costs referred to in Section 2.11(n) or amounts under Section 2.13(a) (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(n) or Section 2.13(a), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(n), or Section 2.13(a), as applicable, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.11(n) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(n), or Section 2.13(a), as applicable, seek a substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Bank Obligations owed to such Affected Lender and such Affected Lender’s Loans hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Bank Obligations and Loans, and upon such purchase by the

Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c)                                  Notwithstanding anything herein to the contrary, the protection of Sections 2.11(n) and 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith.  Notwithstanding any other provision herein, no Lender or Issuing Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender or Issuing Lender or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.01.                     Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).

3.02.                     Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)                                 the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)                                 no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c)                                  Agent determines to its satisfaction that there has not been any material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and the other Loan Parties, taken as a whole, since the most recent financial statements delivered to Agent pursuant to Section 5.01.

3.03.                     Maturity.  This Agreement shall continue in full force and effect for a term ending on the Maturity Date.  In the event the Revolving Loans are not refinanced on or before the Maturity Date by Wells Fargo or in the event of a Prepayment for any reason, including (a) acceleration of the Bank Obligations as a result of the occurrence of an Event of Default, (b) foreclosure and sale of, or collection of, the Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) the restructure, reorganization, or compromise of the Bank Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such Prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay to Agent, in cash, the Applicable Prepayment Premium, measured as of the date of such Prepayment.

3.04.                     Effect of Maturity.  On the Termination Date, all of the Bank Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Bank

Obligations in full (including, without limitation, cash collateral in an amount equal to 103% of the then existing Letter of Credit Usage (if applicable) plus all interest, fees, and costs due or to become due in connection therewith (in such amounts as estimated by Agent), to secure all of the Obligations relating to the applicable Letters of Credit).  No termination of any obligations of the Lender Group (other than payment in full of the Bank Obligations and termination of the Credit Facility) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Collateral Agent’s Liens in the Collateral shall continue to secure the Bank Obligations and shall remain in effect until all Bank Obligations have been paid in full and the Credit Facility has been terminated and the other conditions to release of the Collateral Agent’s Liens in the Collateral as set forth in the Intercreditor Agreement have been satisfied.

3.05.                     Early Termination by Borrower.  Borrower has the option, at any time upon 30 days prior written notice to Agent, to terminate this Agreement and terminate the Credit Facility hereunder by repaying to Agent all of the Bank Obligations in full.  The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Bank Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).  If Borrower has sent a notice of termination pursuant to this Section 3.05, or if the Bank Obligations are purchased pursuant to Section 2.20 of the Intercreditor Agreement, then on the date set forth as the date of termination of this Agreement in such notice or on the date of purchase, as applicable, Borrower, shall pay to Agent, in cash, for the benefit of the Lenders in accordance with their Pro Rata Shares, the Applicable Prepayment Premium.  Notwithstanding anything to the contrary in this Agreement, Agent and Lender Group agree that if, after the Closing Date, Borrower obtains financing from Wells Fargo or one or more of its Affiliates and such financing is utilized to pay and satisfy in full all Bank Obligations, the Applicable Prepayment Premium shall be waived.

3.06.                     Conditions Subsequent.  The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby), and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery, but not the termination, of this Agreement:

4.01.                     Due Organization and Qualification; Subsidiaries.

(a)                                 Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)                                 Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date (after giving effect to the Transactions), a description of the number of shares of each such class that are issued and outstanding.  Except as set forth in the ESOP Plan Documents, the ESOP SPA, and the Preferred Shares Certificate of Designation, Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c)                                  Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing:  (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower.  All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)                                 Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.02.                     Due Authorization; No Conflict.

(a)                                 As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)                                 As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) result in a violation of any provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries reasonably expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) except as set forth on Schedule 4.2(b)(iv), require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.03.                     Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date and, with respect to performance, thereafter, and (ii) those registrations, consents, approvals, notices, or other actions as to which the failure to obtain could not reasonably be expected to result in a Material Adverse Effect.

4.04.                     Binding Obligations; Perfected Liens.

(a)                                 Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and by general principles of equity whether applied by a court of law or a court of equity.

(b)                                 Collateral Agent’s Liens are validly created.  Each Loan Party has authorized the filing of financing statements and the filing of the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement.  When such financing statements and the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement are filed in the appropriate filing offices and the  Mortgages with respect to the Real Property Collateral are recorded, in each case, in the appropriate filing office, the Collateral Agent, on behalf of the Lenders, will have a valid and perfected security interest in all Collateral that is capable of being perfected by the filing of financing statements, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or the recordation of the Mortgages.

4.05.                     Title to Assets; No Encumbrances.

(a)                                 Title.  Each of the Loan Parties and its Subsidiaries has (b) good, sufficient and legal title to (in the case of fee interests in Real Property), (c) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (d) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby and except for those assets, the failure of which to have such interests or title therein, could not reasonably be expected to have a Material Adverse Effect.  All of such assets are free and clear of Liens except for Permitted Liens.

(b)                                 Real Property.  As of the Closing Date, Schedule R-1 contains a true, accurate and complete list of (i) all Real Property, and (ii) all leases, subleases or assignments of leases in which a Loan Party is the assignee (together with all amendments, modifications, supplements, renewals or extensions of any thereof) of each Real Property of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.06.                     Litigation.

(a)                                 Except as set forth on Schedule 4.6(b), there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)                                 Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $150,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.07.                     Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  To the Borrower’s knowledge, neither the ESOP Fiduciary nor the ESOT Trustee has made any assertion with respect to the ESOP or the ESOT contrary to or inconsistent with the accuracy of any representation or warranty set forth herein that could reasonably be expected to result in a Material Adverse Effect.

4.08.                     No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since September 30, 2013, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries, except as disclosed in the Registration Statement.

4.09.                     Solvency.

(a)                                 Borrower and its Subsidiaries are and, upon the incurrence of any Bank Obligation by Borrower or any of its Subsidiaries on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

(b)                                 No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10.                     Employee Benefits.  Except as set forth on Schedule 4.10:

(a)                                 No Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.

(b)                                 Each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.

(c)                                  Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.

(d)                                 Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service.  To the knowledge of each Loan Party and the ERISA Affiliates, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e)                                  No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan which could reasonably be expected to result in a Material Adverse Effect.

(f)                                   No Notification Event has occurred or is reasonably expected to occur that, when taken together with all other such Notification Events, could reasonably be expected to result in a Material Adverse Effect or a material liability of an ERISA Affiliate.

(g)                                  No Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Loan Party or ERISA Affiliate in its sole discretion at any time without material liability other than contributions accrued but not yet due.

(h)                                 No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

(i)                                     The present value of all benefit liabilities under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or any successor thereto, including pursuant to the Accounting Standards Codification) did not, as of the last annual valuation date applicable thereto, exceed by more than $150,000 the fair market value of the assets of such Pension Plan, and the present value of all benefit liabilities of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $150,000 the fair market value of the assets of all such underfunded Pension Plans.

4.11.                     Environmental Condition.  Except as set forth on Schedule 4.11, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12.                     Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on April 15, 2014 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13.                     Patriot Act and Foreign Corrupt Practices Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their

Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  No Loan Party and, to Borrower’s knowledge, none of any Loan Party’s employees, officers, or agents has committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, -2.

4.14.                     Indebtedness.  Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15.                     Payment of Taxes.  Except as otherwise permitted under Section 5.05, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable.  Borrower knows of no proposed tax assessment against a Loan Party or any of its Subsidiaries (which has not been lawfully and appropriately levied, assessed or made) that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16.                     Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17.                     Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Bank Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.                     OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19.                     Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of Borrower, threatened against Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of Borrower, threatened in writing against Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Borrower or its Subsidiaries.  None of Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20.                     Borrower’s Liabilities, Assets and Operations.  Borrower does not have any material liabilities (other than liabilities arising under the Loan Documents, the First Lien Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents and the Remaining Unsecured Notes Documents, Permitted Indebtedness, the ESOP Plan Documents, the Preferred Shares Certificate of Designation, liabilities for taxes and in connection with Employee Benefit Plans and guarantees of Subsidiary obligations and fees payable in connection with transactions contemplated by the Refinancing Support Agreement).  Borrower’s liabilities arising under the Loan Documents, the First Lien Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents and the Remaining Unsecured Notes Documents have been and are being incurred, among other things, for the benefit of those Subsidiaries that are Loan Parties.

4.21.                     Leases.  Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22.                     Eligible Accounts; Eligible Government Accounts; Eligible Unbilled Accounts.

(a)                                 As to each Account that is identified by Borrower as an Eligible Account, Eligible Government Account or Eligible Unbilled Account in a Borrowing Base Certificate submitted to Agent, such Account is (i) a bona fide existing payment obligation of the applicable Account Debtor or in the case of an Eligible Unbilled Account will be such an obligation within 30 days of the creation of such Eligible Unbilled Account, created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the applicable Loan Party’s business, (ii) owed to such Loan Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts, Eligible Government Accounts or Eligible Unbilled Accounts, as applicable.

(b)                                 Except as set forth on Schedule 4.22, no event has occurred and, to the knowledge of Borrower, no condition exists that is reasonably likely to result in the debarment of any Loan Party or suspension of any Loan Party (which suspension has occurred and remains in place for a period in excess of 10 Business Days) from any contracting with a Governmental Authority, and no Loan Party has been subject to any such debarment or a suspension from contracting with a Governmental Authority prior to the date of this Agreement.  There is no investigation by a Governmental Authority or inquiry pending or, to Borrower’s knowledge, threatened against any Loan Party involving fraud, deception or willful misconduct in connection with any Government Contract of any Loan Party or any activities of any Loan Party that (i) is reasonably likely to result in debarment or suspension of any Loan Party from any contracting with a Governmental Authority and (ii) has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)                                  (i) Except as set forth on Schedule 4.22, no Loan Party has received written notification of deficiency in performance on a Government Contract due to cost schedule, technical or quality problems that have resulted in one or more fault-based claims against such Loan Party (or a successor in interest) by any Governmental Authority in excess of $500,000; and (ii) except awarded Government Contracts being protested or otherwise challenged by a third party in writing, all current Government Contracts have been legally awarded, are binding on the applicable Loan Party, and to Borrower’s knowledge, are binding on the other parties thereto and are in full force and effect.

(d)                                 Except as set forth on Schedule 4.22, and except where such event could not reasonably be expected to have a Material Adverse Effect (i) each Loan Party has complied in all material respects with all statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the cost accounting standards, where and as relevant and applicable to each of the Government Contracts; (ii) to Borrower’s knowledge, no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract; and to the Borrower’s knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action; and (iii) other than retainage of a portion of the money due under any Government Contract in the ordinary course, no money due to any Loan Party pertaining to any Government Contract has been withheld or set-off as a result of any claim(s) made against any Loan Party involving amounts in excess of $500,000 individually or in the aggregate.

(e)                                  No Loan Party is a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act or (ii) a claim for price adjustment under the Truth in Negotiations Act that would have a Material Adverse Effect on any Eligible Government Account.

(f)                                   Except where such event did have a Material Adverse Effect, no Government Contract to which any Loan Party has been a party has been terminated by a Governmental Authority for default in the past two years.

(g)                                  [Intentionally Omitted].

(h)                                 Except as set forth on Schedule 4.22, and except where such event could not reasonably be expected to have a Material Adverse Effect (i) no Loan Party has undergone, and no Loan Party is undergoing, any audit, inspection, survey or examination of records by any Governmental Authority relating to any Government Contract with respect to which Borrower has been advised that fraud, deception, dishonesty, willful misconduct or criminal activity has been alleged, (ii) no Loan Party has received written notice of, and no Loan Party has undergone, any investigation relating to any Government Contract that has resulted in a finding of fraud, deception, dishonesty, willful misconduct, criminal activity, and (iii) no Loan Party has received any official written notice that it is or was being specifically investigated by any state or federal agency Inspector General or the Department of Justice (including any United States Attorney) with respect to any Government Contract.

(i)                                     Each Loan Party maintains systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems), where required, that are in compliance in all material respects with all requirements of all of the Government Contracts and of applicable government laws and regulations.

(j)                                    [Intentionally Omitted].

(k)                                 All reasonable documentation reasonably requested by Agent for compliance with the Assignment of Claims Act has been executed and delivered by Borrower to Collateral Agent (or Agent on behalf of Collateral Agent) in connection with each Government Account.

(l)                                     To the extent required, each Loan Party required to be registered in the System for Award Management pursuant to applicable federal statutory provisions is so registered.

(m)                             To the extent applicable, each Loan Party has applied for and/or obtained a SAFETY Act certification or designation with respect to any products or services provided by such Loan Party that could be reasonably expected to thwart or be used to carry out an act of terrorism.

4.23.                     [Intentionally Omitted].

4.24.                     Inventory.  No Loan Party owns, holds, maintains or has an interest in any Inventory.

4.25.                     No Restricted Payments.  Since the Closing Date, neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted pursuant to Section 6.07.

4.26.                     Senior Indebtedness.  The Bank Obligations constitute “Senior Indebtedness” (or other equivalent term) of the Loan Parties under any definitive documentation governing Subordinated Indebtedness of a Loan Party.

4.27.                     Other Documents.

(a)                                 Borrower has delivered to Agent a complete and correct copy of the First Lien Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents, the Remaining Unsecured Notes Documents and all other Related Agreements, including all schedules and exhibits thereto.  The execution, delivery and performance of each of the First Lien Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents, the Remaining Unsecured Notes Documents and all other Related Agreements have been duly authorized by all necessary action on the part of Borrower.  Each of the First Lien Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents, the Remaining Unsecured Notes Documents and all other Related Agreements is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.  Borrower is not in default in the performance or compliance with any provisions thereof.

(b)                                 On the Closing Date, (i) all of the conditions to effecting or consummating the Transactions set forth in the Related Agreements have been duly satisfied or, with the consent of Agent, waived, and (ii) the Transactions have been consummated in accordance with the Related Agreements and all applicable laws.

(c)                                  As of the Closing Date, the offering and sale of the Remaining Unsecured Notes and Third Lien Notes have been consummated in all material respects, in accordance with all applicable laws.  As of the Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over Borrower with respect to the offering and sale of the Remaining Unsecured Notes and Third Lien Notes, have been obtained, except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Lenders.

(d)                                 There is no default or event of default occurring or continuing under the First Lien Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents, the Remaining Unsecured Notes Documents and all other Related Agreements.

4.28.                     Hedge Agreements.  On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party is an eligible contract participant under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.29.                     ESOP.

(a)                                 As of the Closing Date and, to the Borrower’s knowledge at all times thereafter, the ESOT has been duly organized and is a validly existing trust.  Except as set forth on Schedule 4.29, each of the ESOP Plan Documents is in full force and effect and no term or condition thereof has been amended, modified or waived from the terms and conditions contained in the ESOP Plan Documents delivered to Agent without the consent of the Agent (which consent shall not be unreasonably withheld), except to the extent such amendment, modification or waiver could not reasonably be anticipated to have a material adverse effect upon the Agent or any of the Lenders or otherwise have a Material Adverse Effect.  As of the Closing Date and, to the Borrower’s knowledge at all times thereafter, the ESOT has performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the ESOT, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

(b)                                 As of the Closing Date and, to the Borrower’s knowledge at all times thereafter, the execution, delivery and performance of each of the ESOP Plan Documents to which the ESOT is a party do not (i) conflict with the ESOP Plan Documents, (ii) conflict with any requirement of law, or (iii) other than with respect to ordinary course ESOP operations, require a registration with, consent or approval of, or notices to, or other action to, with or by any Governmental Authority.

(c)                                  As of the Closing Date and, to the Borrower’s knowledge, at all times thereafter, none of the assets of the Borrower constitute, for any purpose of ERISA or Section 4975 of the IRC, assets of the ESOP or any other “plan” as defined in Section 3(3) of ERISA or Section 4975 of the IRC.

(d)                                 As of the Closing Date and, to the Borrower’s knowledge, at all times thereafter, no non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC has occurred with respect to the ESOP, and no Loan hereunder constitutes or shall constitute or give rise to any such non-exempt prohibited transaction.

(e)                                  The ESOP is qualified under Section 401(a) of the IRC, and the ESOP includes two components, one of which is a stock bonus plan that constitutes an employee stock ownership plan as defined in Section 4975(e)(7) of the IRC, and the other is a profit sharing plan that includes a cash or deferred arrangement under Section 401(k) of the IRC.

(f)                                   Borrower has provided Agent with a complete and true copy of each of the ESOP Plan Documents pursuant to which the ESOP and the ESOT are maintained by Borrower, or which concern Borrower’s obligations with respect to the ESOP and ESOT, and Borrower has not subsequently amended or in any other way modified or replaced such ESOP Plan Documents in any material respect without the prior written consent of Agent, except for any amendment, modification or replacement required by the Internal Revenue Service or by applicable law (and Borrower shall use its best efforts to deliver a copy of any such amendment, modification or replacement to Agent prior to the execution thereof).

(g)                                  To Borrower’s knowledge, no Loan hereunder is (for any purpose of Section 406 of ERISA or Section 4975 of the IRC) a direct or indirect loan or other transaction between Agent or any of the Lenders and the ESOT which, if it is assumed that Agent and the Lenders are “parties in interest” and “disqualified persons” (as defined in Section 3(14) of ERISA and Section 4975 of the IRC, respectively), is a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC.

(h)                                 Neither the Borrower nor any of its Subsidiaries is or shall be subject to the tax imposed by Section 4978 of the IRC with respect to any “disposition” by the ESOT of any shares of Equity Interests of the Borrower.

(i)                                     To Borrower’s knowledge, there is no investigation or review by any Governmental Agency, or action, suit, proceeding or arbitration, pending or concluded, concerning any matter with respect to the ESOP or the ESOT relevant as to whether any representation set forth herein was, or has or will at any time become, inaccurate or breached or, if it were to be made at any time prior to the satisfaction of all Obligations, would be inaccurate when made (other than in respect of (i) periodic requests to the Internal Revenue Service to issue a favorable determination letter to the effect that the ESOP is and continues to be a qualified plan and an employee stock ownership plan, (ii) Annual Reports (Internal Revenue Service Form 5500 Series) for the ESOP and (iii) routine claims for ESOP benefits), and neither the ESOP Fiduciary nor, to the Borrower’s knowledge, the ESOT Trustee has made any assertion with respect to the ESOP or the ESOT contrary to or inconsistent with the accuracy of any such representation which assertion could reasonably be expected to have a Material Adverse Effect.

5.                                      AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of the Credit Facility and payment in full of the Bank Obligations:

5.01.                     Financial Statements, Reports, Certificates.  Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a Fiscal Year different from that of Borrower, (c) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.02.                     Reporting.  Borrower (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.  In connection with this Agreement, Borrower has delivered to Agent a completed certificate signed by the Loan Parties, entitled “Perfection Certificate”.  All information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement).

5.03.                     Existence.  Except as otherwise permitted under Section 6.03 or Section 6.04, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals the failure so to preserve and keep in full force and effect could reasonably be expected to result in a Material Adverse Effect.

5.04.                     Maintenance of Properties.  Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.05.                     Taxes.  Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.  Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

5.06.                     Insurance.  Borrower will, at Borrower’s expense, maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, Zurich American Insurance and American Guarantee and Liability Insurance Company are acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to Agent).  All property insurance policies covering the Collateral are to be made payable to Collateral Agent for the benefit of Agent, the Lenders and the other Secured Parties (as defined in the Intercreditor Agreement), as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party”

clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Collateral Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Collateral Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Collateral Agent of the exercise of any right of cancellation.  Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on Collateral for which such insurance is customarily obtained under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by similar businesses operating in similar locations.  If Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrower shall give Agent prompt notice of any loss exceeding $500,000 covered by its casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.07.                     Books and Records; Inspection.

(a)                                 Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.

(b)                                 Borrower will, and will cause each of its Subsidiaries to, permit Agent, and its duly authorized representatives or agents, to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours.

5.08.                     Compliance with Laws.

(a)                                 Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Without limiting the generality of Section 5.08(a), Borrower will, upon Agent’s reasonable request, (i) with respect to Government Accounts, comply in all respects, to the reasonable satisfaction of Agent and Collateral Agent, with the Assignment of Claims Act, and (ii) execute and deliver to Collateral Agent (or Agent on behalf of Collateral Agent) all documentation reasonably requested by Agent and Collateral Agent for compliance with the Assignment of Claims Act in connection with each Government Account.

5.09.                     Environmental.  Borrower will, and will cause each of its Subsidiaries to,

(a)                                 Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)                                 Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)                                  Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)                                 Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10.                     Disclosure Updates.  Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.                     Formation of Subsidiaries.  Borrower will, at the time that any Loan Party forms any direct or indirect Domestic Subsidiary (other than an Excluded Subsidiary), acquires any direct or indirect Domestic Subsidiary (other than an Excluded Subsidiary) or a Domestic Subsidiary ceases to be an Excluded Subsidiary after the Closing Date, within 10 days of such formation, acquisition or cessation (or such later date as permitted by Agent in its sole discretion) (a) cause such Subsidiary to provide to Agent and Collateral Agent a joinder to each of the Guaranty Agreement and the Security Agreement, together with such other security agreements, and pledge agreements, certificates and powers, as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Collateral Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary); provided, that only 65% of the total outstanding voting Equity Interests (and 100% of the total outstanding non-voting Equity Interests) of any first tier Subsidiary of Borrower that is a Foreign Subsidiary or a Disregarded Domestic Subsidiary and none of the Equity Interests of any Subsidiary of such Person shall be required to be pledged and (b) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.  In the event that any Person becomes a Foreign Subsidiary of Borrower or a Disregarded Domestic Subsidiary, and the ownership interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof (other than any Excluded Subsidiary), Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described above, and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to above necessary to grant and to perfect a first priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Security Agreement in 65% of the voting Equity Interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary and 100% of the non-voting Equity Interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary.

5.12.                     Further Assurances.  Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent or the Collateral Agent, execute or deliver to Agent or the Collateral Agent, as applicable, any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent or

Collateral Agent may reasonably request in form and substance reasonably satisfactory to Agent or Collateral Agent, as applicable, to create, perfect, and continue perfected Collateral Agent’s Liens in all of the assets of Borrower and its Subsidiaries that constitute Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes Agent and/or Collateral Agent to execute any such Additional Documents in the applicable Loan Party’s name (for the avoidance of doubt, not including opinions of counsel) and authorizes Agent or Collateral Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent or Collateral Agent may reasonably request from time to time to ensure that the Bank Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries, including all of the outstanding capital Equity Interests of Borrower’s Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to Foreign Subsidiaries) excluding Excluded Subsidiaries.  In addition, from time to time, Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Agent, the Collateral Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Guarantors (including real and other properties acquired subsequent to the Closing Date)).  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Agent or the Collateral Agent, and Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Agent or the Collateral Agent shall reasonably request to evidence compliance with this Section.  Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, Borrower will give prompt notice to the Agent of the acquisition by it or any Subsidiary of any Real Property (or any interest in Real Property) having a value in excess of $5,000,000.

5.13.                     Lender Meetings.  If there are two or more Lenders hereunder, Borrower will, within 90 days after the close of each Fiscal Year of Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of Borrower and its Subsidiaries and the projections presented for the current Fiscal Year of Borrower.

5.14.                     Maintenance of Ratings.  Borrower shall use commercially reasonable efforts to maintain a public corporate family rating (but not any specific rating) issued by Moody’s and a public corporate credit rating (but not any specific rating) issued by S&P.

5.15.                     Bank Products.  On or before the Closing Date, Borrower will, and will cause each of the other Loan Parties to, establish their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates and will maintain such depository and treasury management relationships at all times during the term of the Agreement.

5.16.                     Designated Accounts; Lockbox; Required Blockage/Collections Period; Controlled Investments.

(a)                                 Borrower will, and will cause each of the other Loan Parties to, (A) maintain, at their expense, the Designated Account and Lockbox (as hereinafter defined), and shall take reasonable steps to ensure that all of its and its Subsidiaries’ Account Debtors continue to forward payment (whether by cash, check, electronic or wire transfer, or other manner) of the amounts owed by them directly to either (i) a lockbox established with Collateral Agent (on behalf of the Secured Parties (as defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement) or its Agent (a “Lockbox”), if such payment is in the form of a check, cash, or other form of payment that is not in the form of an electronic or wire transfer, or (ii) electronic or wire transfer payments to Designated Account, and (B) instruct all Account Debtors to continue to pay all Accounts (including those sent directly by their Account Debtors to a Loan Party) directly into such Lockbox or Designated Account, as applicable.  If, notwithstanding such instructions, Borrower receives any payments on Accounts, Borrower shall deposit such payments into the Designated Account not later than one (1) Business Day after its receipt of such payment.  Borrower shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Designated Account.  Until so deposited, Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Agent (on behalf of the Secured Parties (as defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement) and shall not commingle such property with any of its other funds or property.  All deposits in the Lockbox and Designated Account, as applicable, shall constitute proceeds of Collateral and shall not constitute payment of the Bank Obligations.  All items deposited in the Lockbox and Designated Account, as applicable, shall be subject to final payment.  Subject to the terms and conditions set forth in this Section 5.16, if any such item is returned uncollected, Borrower will immediately pay the Agent, the amount of that item, or Agent at its discretion may charge any uncollected item to Borrower’s commercial account or other account.  Borrower shall be liable as an endorser on all items deposited in the Lockbox or Designated Account, as applicable, whether or not in fact endorsed by Borrower.

(b)                                 Borrower will, and will cause each of the other Loan Parties to, establish and maintain a Blocked Account Agreement with Agent, as agent for the Collateral Agent in accordance with the Intercreditor Agreement (on behalf of Agent, Lenders, and the other Secured Parties (as defined in the Intercreditor Agreement)) and the applicable Blocked Account Bank with respect to the Lockbox and Designated Account, in form and substance reasonably acceptable to Agent.  Such Blocked Account Agreement shall provide, among other things, that during any Required Blockage/Collections Period, (A) the Blocked Account Bank will comply with any instructions originated by Agent, as agent for the Collateral Agent in accordance with the Intercreditor Agreement (on behalf of Agent, Lenders and the other Secured Parties (as defined in the Intercreditor Agreement)) directing the disposition of the funds in the Lockbox and/or Designated Account, as applicable, without further consent by the applicable Loan Party, and (B) the Blocked Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the Lockbox or Designated Account other than for payment of its service fees and other charges directly related to the administration of the Lockbox or Designated Account and for returned checks or other items of payment.  During any Required Blockage/Collections Period, Borrower agrees that if Agent, as agent for the Collateral Agent in accordance with the Intercreditor Agreement (on behalf of Agent, Lenders and the other Secured Parties (as defined in the Intercreditor Agreement)) elects (i)  Agent, as agent for the Collateral Agent in accordance with the Intercreditor Agreement (on behalf of Agent, Lenders and the other Secured Parties (as defined in the Intercreditor Agreement)) shall have the right, on behalf of Agent, Lenders and the other Secured Parties (as defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement, to exercise full control over the Lockbox and Designated Account pursuant to the terms of the Blocked Account Agreement, and (ii) all payments and other Collections made to the Lockbox and/or Designated Account or other funds received and collected by the Agent, as agent for the Collateral Agent in accordance with the Intercreditor Agreement (on behalf of Agent, Lenders and the other Secured Parties (as defined in the Intercreditor Agreement)), whether in respect of Borrower’s Accounts, as proceeds of Inventory or other Collateral or otherwise shall, subject to the terms of the Intercreditor Agreement, be treated as payments to the Agent and the Lenders in respect of the Bank Obligations or, during the occurrence and during the continuance of a Secured Debt Default (as defined in the Intercreditor Agreement), the then outstanding Secured Obligations (as defined in the Intercreditor Agreement) and therefore shall constitute the property of the Agent and the Lenders to the extent of the then outstanding Bank Obligations or, during the occurrence and during the continuance of a Secured Debt Default (as defined in the Intercreditor Agreement), the then outstanding Secured Obligations (as defined in the Intercreditor Agreement).  At all other times, Borrower and the other Loan Parties shall have full control and dominion over the collected funds in the Lockbox and Designated Account.  In addition to such payments and other Collections applied in respect of the Bank Obligations during any Required Blockage/Collections Period, Borrower shall have the right to repay Loans in whole or in part from time to time as described in Section 2.04.  For purposes of calculating the amount of the Loans available to Borrower, all payments and other Collections will be applied (conditional upon final collection) to the Bank Obligations at the expiration of the Collection Day Period.

(c)                                  Borrower and its employees and agents shall, and Borrower shall cause the other Loan Parties and their respective employees and agents to, acting as trustee for the Agent, as agent for the Collateral Agent in accordance with the Intercreditor Agreement (on behalf of Agent, Lenders and the other Secured Parties (as defined in the Intercreditor Agreement)), receive, as the property of the Agent as agent for the Collateral Agent in accordance with the Intercreditor Agreement (on behalf of Agent, Lenders and the other Secured Parties (as defined in the Intercreditor Agreement)), any monies, checks, notes, drafts or any other payment or Collection relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Designated Account, or remit the same or cause the same to be remitted, in kind, to the Agent as agent for the Collateral Agent in accordance with the Intercreditor Agreement (on behalf of Agent, Lenders and the other Secured Parties (as defined in the Intercreditor Agreement)).  Borrower agrees to reimburse the Agent and the Collateral Agent on demand for any amounts owed or paid to any bank or other financial institution at which the Lockbox or Designated Account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Lockbox or Designated Account arising out of the Agent’s or Collateral Agent’s payments to or indemnification of such bank, financial institution or other person.  In the event that the Borrower fails to comply with the provisions of this Section 5.16, in addition to all other remedies of Agent or the Collateral Agent hereunder, Borrower shall pay a misdirection fee equal to 2.5% of the amount of the funds which Borrower or any other Loan Party deposits in any bank account other than bank accounts as directed by Agent or the Collateral Agent under this Agreement or in the Lockbox or Designated Account, or are otherwise not remitted to Agent or the Collateral Agent as required herein.  Nothing provided herein shall in any manner authorize the Borrower to misdirect funds as prohibited by the Agreement.  The obligations of Borrower to reimburse the Agent and the Collateral Agent for such amounts pursuant to this Section 5.16 shall survive the termination of this Agreement.

(d)                                 [Intentionally Omitted].

(e)                                  Other than (i) an aggregate outstanding amount of not more than $500,000 at any one time, in the case of Borrower and any Loan Party, and (ii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Loan Party’s or its Subsidiaries’ employees, Borrower will not, and Borrower will not permit any Loan Party to, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Borrower or its Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Collateral Agent (on behalf of Agent and Lenders) governing such Permitted Investments in order to perfect (and further establish) Collateral Agent’s Liens in such Permitted Investments.

5.17.                     Compliance with ERISA and the IRC; Reports; Notices.

(a)                                 In addition to and without limiting the generality of Section 5.08, Borrower shall (i) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (ii) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than  to pay contributions or premiums payable in the ordinary course), (iii) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (iv) not participate in any prohibited transaction that could result in other than a de minimis civil penalty  excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (b) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (v) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.  With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

(b)                                 Furnish to Agent, and each Lender prompt written notice of the following:

(i)                                     the occurrence of any Notification Event that, alone or together with any other Notification Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $150,000, together with a statement of a Financial Officer of Borrower setting forth the details of such Notification Event and the corrective action, if any, taken or proposed to be taken with respect thereto;

(ii)                                  the occurrence of a material non-exempt prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the IRC) with respect to the ESOP or to any other Pension Plan, or knowledge that the Internal Revenue Service or any other Governmental Authority is investigating whether any such material non-exempt prohibited transaction might have occurred, and a statement of an Authorized Person of Borrower describing such transaction and the corrective action, if any, taken or proposed to be taken with respect thereto,

(iii)                               the receipt of written notice (whether preliminary, final or otherwise but excluding any notice of any proposed amendments) of any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Pension Plan under Section 401(a) of the IRC or the status of the ESOP as an employee stock ownership plan (as defined in Section 4975(e)(7) of the IRC), together with copies of each such letter,

(iv)                              the receipt by Borrower or any of its Subsidiaries of notice of any audit, investigation, litigation or inquiry by the Internal Revenue Service or any other Governmental Authority relating to the ESOP or the ESOT, which could reasonably be expected to subject Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $150,000, together with copies of each such notice and copies of all subsequent correspondence relating thereto,

(v)                                 the occurrence of any amendment, waiver, supplement or other modification to any of the ESOP Plan Documents, together with a copy of such amendment, waiver, supplement or other modification, and

(vi)                              any other material notices, reports and documents to be delivered by Borrower to the ESOP or the ESOT Trustee pursuant to the terms of the ESOP or applicable law or to be delivered by the ESOP or the ESOT Trustee to Borrower pursuant to the terms of the ESOP or applicable law.

(c)                                  Furnish to Agent as soon as practicable and in any event within 10 Business Days after the receipt by Borrower of the annual valuation report prepared for the ESOP for each Fiscal Year, commencing with the Fiscal Year ending September 30, 2014, a copy of such report, and (ii) as soon as practicable and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending September 30, 2014, a report of the latest repurchase liability study of Borrower prepared for the ESOP.

For purposes of this Section 5.17, Borrower and its Subsidiaries shall be deemed to know all facts known by the administrator of any Pension Plan of which Borrower or any Subsidiary is the plan sponsor.

5.18.                     Notice of Certain Events With Respect To Government Contracts.  Borrower shall, promptly (but in no event more than three (3) days after the occurrence of each such event or matter) give written notice to Agent in reasonable detail of any written notice of default received by a Loan Party under any Government Contract or any event that, if not corrected, could reasonably be expected to result in the receipt by any Loan Party of a written notice of default under any Government Contract.  Borrower also shall promptly (but in no event more than three (3) days after the occurrence of each such event or matter) give written notice to Agent of (a) a termination for convenience with respect to any Government Contract, and (b) any event described in Section 4.22(d) or Section 8.14.

5.19.                     Control Agreements.

(a)                                 Except to the extent otherwise excused by Section 5.16, or by the Security Agreement, Borrower will, and will cause each of the other Loan Parties to, obtain an authenticated Control Agreement (which may include a Blocked Account Agreement), from each bank maintaining a Deposit Account or Securities Account for such Loan Party;

(b)                                 Except to the extent otherwise excused by Section 5.16, or by the Security Agreement, Borrower will, and will cause each of the other Loan Parties to, obtain an authenticated Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Loan Party, or maintaining a Securities Account for such Loan Party; and

(c)                                  Except to the extent otherwise excused by Section 5.16, or by the Security Agreement, Borrower will, and will cause each of the other Loan Parties to, obtain an authenticated Control Agreement with respect to all of such Loan Party’s investment property.

5.20.                     Verification.  Agent may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or the other Loan Parties or Agent or such other name as Agent may choose, and notify any Account Debtor of Agent’s and Collateral Agent’s security interest in such Account.

5.21.                     ESOP Compliance.  Borrower shall at all times maintain the ESOP as a qualified employee stock ownership plan under the IRC and take action each plan year of the ESOP to assess whether or not allocations under the ESOP comply with Section 409(p) of the IRC or whether there has been an allocation of synthetic equity resulting in an excise tax to Borrower or any of its Subsidiaries under Section 4979A of the IRC.

5.22.                     Intellectual Property.  With respect to Intellectual Property that, in the applicable Loan Party’s reasonable business judgment, is material to the business of any Loan Party, each Loan Party shall (i) preserve and maintain the Intellectual Property owned by such Loan Party; (ii) use reasonable endeavors to prevent any infringement of such Intellectual Property, (iii) in such Loan Party’s reasonable business judgment, consistent with past business practices, and to the extent the following are within the applicable Loan Party’s actual control, make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect; and (iv) not knowingly use such Intellectual Property or knowingly permit such Intellectual Property to be used in a way (or knowingly take any steps or knowingly omit to take any step in respect of such Intellectual Property) that will adversely affect the existence or value of such Intellectual Property or imperil the right of any Loan Party to use such property.

5.23.                     Material Government Contracts.  The Loan Parties shall comply in all respects with the terms and provisions of the Material Government Contracts and cause the Material Government Contracts to remain in full force and effect other than to the extent such Material Government Contracts terminate or lapse in accordance with their respective terms in the ordinary course of business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.24.                     Additional Material Real Property.  In the event that any Loan Party acquires Material Real Property or Real Property owned on the Closing Date becomes Material Real Property and such interest in such Material Real Property has not otherwise been made subject to the Lien of the Security Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Loan Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including the applicable clauses of Schedule 3.1 and the definition of the term “Specified Real Property Matters” set forth herein, (to the extent applicable to such Material Real Property), with respect to each such Material Real Property that Agent or Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority Lien (subject to any Permitted Liens set forth in clause (n) of the definition of Permitted Liens) in such Material Real Property.  In addition to the foregoing, Borrower shall, at the request of Agent or Collateral Agent, deliver, from time to time, to Agent and Collateral Agent such appraisals as are required by law or regulation of Real Property with respect to which Collateral Agent has been granted a Lien.

5.25.                     Notice of Default or Event of Default.  Borrower shall furnish to Agent and each Lender, prompt written notice of any Default or Event of Default, specifying the nature and extent thereof and the corrective action, if any, taken or proposed to be taken with respect thereto.

6.                                      NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of the Credit Facility and payment in full of the Bank Obligations:

6.01.                     Indebtedness.  Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.02.                     Liens.  Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.03.                     Restrictions on Fundamental Changes.  Borrower will not, and will not permit any of its Subsidiaries to:

(a)                                 Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger or consolidation between or among a Loan Party or Loan Parties and a Subsidiary or Subsidiaries of such Loan Party that is or are not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger or consolidation between or among Subsidiaries of Borrower that are not Loan Parties,

(b)                                 liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Collateral Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Borrower that is not liquidating or dissolving, or

(c)                                  suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.04.

6.04.                     Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.03 or 6.09, Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.05.                     Nature of Business.  Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent

Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.06.                     Prepayments and Amendments.  Borrower will not, and will not permit any of its Subsidiaries to,

(a)                                 Except in connection with (x) the Permitted Redemption, and (y) Permitted Refinancing of Indebtedness otherwise permitted under this Agreement,

(i)                                     optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (A) the Bank Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Permitted First Lien Loan Voluntary Prepayments and (D) Permitted First Lien Loan Mandatory Prepayments, or

(ii)                                  make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Bank Obligations if such payment is not permitted at such time under the subordination terms and conditions of such contract, or

(b)                                 Directly or indirectly, amend, modify, or change, in a way materially adverse to the Agent or the Lenders or in a way that substantially impairs the Liens granted under the Loan Documents, any of the terms or provisions of:

(i)                                     any material agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Bank Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (d), (e), (f) (i), and (m) of the definition of Permitted Indebtedness (provided that, with respect to Indebtedness permitted under clause (f) of the definition of Permitted Indebtedness, any amendments, modifications or changes to repayment provisions in any material agreement, instrument, document, indenture, or other writing evidencing or concerning such Permitted Indebtedness which could be materially adverse to the Agent or the Lenders, shall require the prior written consent of Agent),

(ii)                                  the Governing Documents of any Loan Party or any of its Subsidiaries, or

(iii)                               any ESOP Plan Document except to the extent required by applicable law.

(c)                                  Without obtaining the prior written consent of Agent, agree to any material amendment, restatement, supplement or other modification to, or waiver of:

(i)                                     the Shareholders’ Agreement,

(ii)                                  the Warrant Agreements,

(iii)                               the Preferred Shares Certificate of Designation,

(iv)                              the Remaining Unsecured Notes Documents, or

(v)                                 any of its material rights under any Related Agreement (other than the First Lien Loan Documents, the Second Lien Loan Documents and the Third Lien Note Documents).

6.07.                     Restricted Payments.  Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment (including pursuant to any Synthetic Purchase Agreement); provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (it being understood and agreed that this proviso shall not be applicable to the payments referred to in subclauses (ii), (iii) and (iv) of clause (c) below),

(a)                                 any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, any Subsidiary may declare and pay dividends or make distributions to its equity holders solely in Equity Interests, and any Subsidiary may declare and pay dividends or make distributions directly or indirectly to the Borrower,

(b)                                 Restricted Payments may be made as required by or pursuant to the ESOP Plan Documents or by Section 401(a)(28) of the IRC or any substantially similar requirement of law,

(c)                                  Borrower may make regularly scheduled payments of interest in respect of any (i) Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued, (ii) Second Lien Obligations, (iii) Third Lien Obligations and (iv) Indebtedness in respect of the Remaining Unsecured Notes,

(d)                                 payments of Earn Out Indebtedness will be permitted; provided that both immediately prior to and after giving effect to the incurrence thereof, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) Borrower will be in pro forma compliance with the covenants set forth in Section 7,

(e)                                  Borrower may consummate a Permitted Redemption and

(f)                                   Permitted Refinancings of the Second Lien Obligations and the Third Lien Obligations.

6.08.                     Accounting Methods.  Borrower will not, and will not permit any of its Subsidiaries to modify or change its Fiscal Year or its method of accounting (other than as may be required to conform to GAAP).

6.09.                     Investments.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10.                     Transactions with Affiliates.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for:

(a)                                 transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)                                 transactions permitted by Section 6.03 or Section 6.07, or any Permitted Intercompany Advance; and

(c)                                  compensation and remuneration paid to officers and directors as and in the manner such officers and directors historically have been compensated and remunerated, and officers and directors hired after the Closing Date may be compensated and remunerated in a manner commensurate with the office and director position held.

6.11.                     Use of Proceeds.  Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility; (ii) for a Permitted Redemption; and (iii) to pay the Transaction Costs incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12.                     Limitation on Issuance of Equity Interests.  Except for the issuance or sale of Qualified Equity Interests by Borrower, Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13.                     Assignment of Claims.  Borrower will not, and will not permit any of its Subsidiaries, to (i) assign to any Person other than Collateral Agent, (or Agent on behalf of Collateral Agent), any Government Accounts pursuant to the terms of the Assignment of Claims Act, or (ii) execute any documentation for compliance with the Assignment of Claims Act in connection with any Government Account at the request of any Person other than the Collateral Agent (or Agent on behalf of Collateral Agent).

6.14.                     No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a Permitted Disposition, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) customary provisions prohibiting the creation of Liens by any joint venture agreement otherwise permitted hereunder, so long as any such prohibition contained therein relates only to the Equity Interests in the joint venture to which such agreement relates, Borrower will not, and will not permit any of its Subsidiaries to enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Bank Obligations.

6.15.                     Reserved.

6.16.                     Restrictions on Subsidiary Distributions.  Except as provided herein, in the First Lien Loan Documents, in the Second Lien Loan Documents, in the Third Lien Note Documents or in any documents evidencing a Permitted Refinancing of any Indebtedness under such documents, Borrower shall not, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by clause (g) of the definition of Permitted Indebtedness that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) in agreements for the sale or other disposition of assets permitted hereunder prior to the closing of such sale or other disposition, so long as such restriction only relates to the assets that are to be sold or disposed of, (v) required pursuant to applicable law, rule, regulation or order, (vi) with respect to a Foreign Subsidiary entered into the ordinary course of business or pursuant to the terms of Indebtedness that was incurred by such Foreign Subsidiary in compliance with the terms of this Agreement, (vii) contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business, (viii) in agreements or instruments (including any joint venture or strategic alliance agreements) which prohibit the payment or making of dividends or other distributions other than on a pro rata basis and (ix) in any agreement in effect at the time a

Person becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Borrower and so long as such restriction only applies to such Person that becomes a Subsidiary of Borrower.

6.17.                     Amendments or Waivers of with respect to Certain Indebtedness.  Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness under the First Lien Loan Documents, any Indebtedness under the Second Lien Loan Documents or any Indebtedness under the Third Lien Note Documents, or make any payment consistent with an amendment thereof or change thereto, if such amendment or other change is prohibited by the Intercreditor Agreement.

6.18.                     Employee Benefits.  Borrower will not, and will not permit any of its Subsidiaries to,

(a)                                 terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC and could reasonably be expected to have a Material Adverse Effect,

(b)                                 fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect,

(c)                                  permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the IRC, whether or not waived, with respect to any Plan which exceeds $150,000 with respect to all Pension Plans in the aggregate,

(d)                                 acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension Plan or (ii) any Multiemployer Plan,

(e)                                  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.11, which schedule may be amended from time to time with the consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed,

(f)                                   amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC,

(g)                                  permit any of the assets of Borrower or any Subsidiary to constitute, for any purpose of ERISA or Section 4975 of the Code, assets of the ESOP or any other “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code, or

(h)                                 permit any material non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC to occur with respect to the ESOP.

7.                                      FINANCIAL COVENANTS.

Borrower covenants and agrees that, until termination of the Credit Facility and payment in full of the Bank Obligations:

(a)                                 Required Collateral Block.  At the time of each Loan and at all other times, the Borrowing Base shall exceed the outstanding principal balance of the Revolving Loans at such time by at least $15,000,000 (the “Required Collateral Block”).

(b)                                 Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries on a consolidated basis will have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least 1.00 to 1.00 for the twelve (12) month period ending on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2014.

(c)                                  Consolidated EBITDA.  Borrower shall not permit Consolidated EBITDA as of the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, for the four Fiscal Quarter period then ended to be less than $50,000,000.

(d)                                 Maximum Consolidated Capital Expenditures.  Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in an aggregate amount for Borrower and its Subsidiaries in excess of $8,000,000 in any Fiscal Year.

(e)                                  Certain Calculations.  With respect to any period during which a Permitted Acquisition or any asset sale permitted under this Agreement has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 7, Consolidated EBITDA and the components of consolidated interest expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the U.S. Securities and Exchange Commission, which may include, among other things, (to the extent permitted by Regulation S-X) cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.01.                     Payments.  If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Bank Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Bank Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit;

8.02.                     Covenants.  If any Loan Party or any of its Subsidiaries:

(a)                                 fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.06, 5.01, 5.02, 5.03 (solely if Borrower is not in good standing in its jurisdiction of organization), 5.06, 5.07 (solely if Borrower refuses to allow Agent, or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.10, 5.11, 5.12, 5.13, 5.15 or 5.16 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7(b) of this Agreement, or (iv) Sections 4 or 6 of the Security Agreement;

(b)                                 fails to perform or observe any covenant or other agreement contained in Section 7(a) of this Agreement that can be cured, has failed to cure the default within three (3) Business Days after the occurrence thereof; provided, however, that (i) Borrower’s aforementioned right to cure such default shall be limited to 2 times during any calendar quarter, but not to exceed 5 times during any period of 365 consecutive days and (ii) if the Excess Availability is equal to or less than $0, then the aforementioned cure period provided under this section shall not apply;

(c)                                  fails to perform or observe any covenant or other agreement contained in any of Sections 5.03 (other than if Borrower is not in good standing in its jurisdiction of organization), 5.04, 5.05, 5.08, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(d)                                 fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.03.                     Judgments.  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries other than a Subsidiary deemed by Agent in its sole and absolute discretion to be an Insignificant Subsidiary, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded or otherwise pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.04.                     Voluntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries other than a Subsidiary deemed by Agent in its sole and absolute discretion to be an Insignificant Subsidiary;

8.05.                     Involuntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries other than a Subsidiary deemed by Agent in its sole and absolute discretion to be an Insignificant Subsidiary and any of the following events occur:  (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.06.                     Default Under Other Agreements.  If there is a default (a) under any of the First Lien Loan Documents beyond any applicable notice and grace periods, (b) under any of the Second Lien Loan Documents beyond any applicable notice and grace periods, (c) under any of the Third Lien Note Documents beyond any applicable notice and grace periods, (d) under any of the Remaining Unsecured Notes Documents beyond any applicable notice and grace periods or (e) in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.07.                     Representations, etc.  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.08.                     Guaranty.  If the obligation of any Guarantor under the guaranty contained in the Guaranty Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.09.                     Security Documents.  If the Security Agreement, Security Document or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases and Synthetic Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent or Collateral Agent (as applicable);

8.10.                     Loan Documents.  The validity or enforceability of any Loan Document shall at any time for any reason  (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11.                     Change of Control.  A Change of Control shall occur, whether directly or indirectly.

8.12.                     ERISA.  The occurrence of any of the following events:  (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $150,000, (b) an accumulated funding deficiency or funding shortfall in excess of $150,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $150,000, either individually or in the aggregate, (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $150,000 in the aggregate, or fails to make any Withdrawal Liability payment when due, (e) any Loan hereunder shall, for any purpose of Section 406 of ERISA or Section 4975 of the IRC, be found to be a direct or indirect loan or other transaction between Agent or any of the Lenders and the ESOT which, if it is assumed that Agent and the Lenders are “parties in interest” and “disqualified persons” (as defined in Section 3(14) of ERISA and Section 4975 of the IRC), is a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (f) there shall be a finding, holding, ruling or other determination not subject to cure made by any court or Governmental Authority, or an assertion by the ESOP Fiduciary or the ESOT Trustee, concerning any matter with respect to the ESOP or the ESOT contrary to or inconsistent with any representation, warranty or covenant set forth herein, which holding, ruling, determination or assertion could reasonably be expected to have a Material Adverse Effect, (g) the Internal Revenue Service shall notify Borrower in writing that it has made a final determination not subject to cure that the ESOP is not a qualified plan and an employee stock ownership plan within the meanings of Section 401(a) and 4975(e)(7), respectively, of the IRC.

8.13.                     Intercreditor Agreement.  So long as any of the Indebtedness under the First Lien Loan Documents, the Second Lien Loan Documents and/or the Third Lien Note Documents are outstanding, the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same results directly from the action or inaction of Agent.

8.14.                     Government Contracts.  If (a) the applicable Loan Party shall be debarred or suspended from contracting with the applicable Governmental Authority (which suspension has occurred and remains in place for a period in excess of 10 Business Days), (b) a notice of debarment or notice of suspension shall have been issued to the applicable Loan Party (which suspension has occurred and remains in place for a period in excess of 10 Business Days), or (c) a notice of termination for default or the actual termination for default of any Material Government Contract shall have been issued to or received by the applicable Loan Party.

9.                                      RIGHTS AND REMEDIES.

9.01.                     Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a)or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)                                 (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Bank Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Bank Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, (ii) terminate at the time permitted, in accordance with its terms, any Letter of Credit that, pursuant to its terms, automatically renews, and (iii) direct Borrower to provide (and Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)                                 declare the Credit Facility terminated, whereupon the Credit Facility shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, and (ii) the obligation of Issuing Lender to issue Letters of Credit; and

(c)                                  exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.04 or Section 8.05, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Credit Facility shall automatically terminate and the Bank Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Bank Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Bank Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.

9.02.                     Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.                               WAIVERS; INDEMNIFICATION.

10.01.              Demand; Protest; etc.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.02.              The Lender Group’s Liability for Collateral.  Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

10.03.              Indemnification.  Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.03 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment in full of the Bank Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	ALION SCIENCE AND TECHNOLOGY CORPORATION 1750 Tysons Boulevard, Suite 1300 McLean, Virginia 22102 Attn: Barry M. Broadus, Chief Financial Officer Fax No.: (703) 714-6511

with copies to:	HOLLAND & KNIGHT LLP 1600 Tysons Boulevard, Suite 700 McLean, Virginia 22102 Attn: David S. Cole, Esq. Fax No.: (703) 720-8610

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION 1753 Pinnacle Drive, Sixth Floor McLean, Virginia 22102 Attn: Hilary Hymel, Relationship Manager Fax No.: (877) 702-4315

with copies to:	TROUTMAN SANDERS LLP 1850 Towers Crescent Plaza, Suite 500 Tysons Corner, Virginia 22182 Attn: Richard M. Pollak, Esq. Fax No.: (703) 448-6511

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)                                 THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)                                  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”).  BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)                                 BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)                                  NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY OTHER LENDER, ISSUING LENDER, OR THE UNDERLYING LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)                                   IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)                                     WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (II) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)                                  THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING:  (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A)—(D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)                               UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)                              EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)                                 THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)                              THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE

SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)                           THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.01.              Assignments and Participations.

(a)                                 (i)                                     Subject to the conditions set forth in clause (a)(ii) below and except as provided in clause (a) (iii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Bank Obligations owed to it and its Loans) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)                               Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing, (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender (3) to an assignment to Apollo/Guggenheim Group or any of their respective Affiliates or (4) in connection with any Revolver Purchase; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof; and

(B)                               Agent, and Issuing Lender, provided, that no consent of Agent or Issuing Lender shall be required in connection with any Revolver Purchase.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to a Competitor, or (ii) to a natural person,

(B)                               no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)                               the amount of the Revolver Credit Limits and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E)                                the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,

(F)                                 unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $5,000, provided, that in no event shall a processing fee be payable in connection with any Revolver Purchase, and

(G)                               the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(H)                              Upon notice from Borrower, Agent and the Lenders shall at Borrower’s expense take such steps as may reasonably be requested by Borrower to enable the Borrower or any Subsidiary to comply with the Foreign Ownership Control or Influence requirements of the United States government imposed from time to time.

(iii)                               Notwithstanding anything to the contrary in clauses (i) and (ii) above, if any Event of Default has occurred and is continuing which arises from Borrower’s failure to make any payment with respect to the Bank Obligations, the occurrence of any bankruptcy, breach of any representations and warranties (to the extent such breach could reasonably be expected to have a Material Adverse Effect), violation of any negative covenant or financial covenant (any such Event of Default, a “Specified Event of Default”), the Lenders may make conditional assignments to Disqualified Institutions without the prior written consent of the First Lien Credit Agreement Lenders, provided that (1) the Agent shall provide notice of any such proposed conditional assignment to the First Lien Administrative Agent in accordance with Section 2.20 of the Intercreditor Agreement, (2) no such conditional assignment shall be consummated unless and until the First Lien Administrative Agent shall have failed to deliver a Revolver Purchase Notice to the Collateral Agent and the Agent within five Business Days after its receipt of a Revolver Right to Purchase Notice and (3) if the Revolver Purchase Notice is delivered, any such proposed conditional assignment shall be null and void and shall be deemed ineffective for all purposes of this Agreement.

(b)                                 From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.03) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.09(a).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.01(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Credit Limits arising therefrom.  The Revolver Credit Limit allocated to each Assignee shall reduce such Revolver Credit Limits of the assigning Lender pro tanto.

(e)                                  Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Bank Obligations, its Revolver Credit Limit, its Loans, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Bank Obligations, the Revolver Credit Limits, the Loans, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Bank Obligations hereunder in which such Participant is participating; provided that the foregoing shall not apply to the extension of the “Maturity Date” as defined, but only the due date for the particular Loan in which such Participant is participating, (B) reduce the interest rate applicable to the Bank Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Bank Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, or any Affiliate of a Loan Party or any Person whose participation would not comply with the National Industrial Security Program Operating Manual and associated laws and regulations, (vii) prior to a Default or Event of Default, no participation shall be sold to any Competitor of a Loan Party, and (viii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, the Loan Parties, the Collateral, or otherwise in respect of the Bank Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)                                   In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.09, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g)                                  Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.02.              Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release Borrower from its Bank Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.01 and, except as expressly required pursuant to Section 13.01, no consent or approval by Borrower is required in connection with any such assignment.

14.                               AMENDMENTS; WAIVERS.

14.01.              Amendments and Waivers.

(a)                                 No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)                                     increase the amount of or extend the expiration date of any Revolver Credit Limit of any Lender, or amend, modify, or eliminate the last sentence of Section 2.04(c),

(ii)                                  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)                               reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.06(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)                              amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)                                 amend, modify, or eliminate Section 15.11,

(vi)                              other than as permitted by Section 15.11, release Collateral Agent’s Lien in and to any of the Collateral,

(vii)                           amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(viii)                        contractually subordinate any of Collateral Agent’s Liens,

(ix)                              other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x)                                 amend, modify, or eliminate any of the provisions of Section 2.04(b)(i) or (ii), or

(xi)                              amend, modify, or eliminate any of the provisions of Section 13.01 with respect to assignments to, or participations with, Persons who are a Loan Party or an Affiliate of a Loan Party;

(b)                                 No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)                                     [Reserved],

(ii)                                  any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders;

(c)                                  No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrower and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Government Accounts and Eligible Unbilled Accounts) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Credit Limit, or change Section 2.01(c);

(d)                                 No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent;

(e)                                  [Intentionally Omitted];

(f)                                   No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender or Underlying Issuer under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower, and the Required Lenders.

(g)                                  [Intentionally Omitted]; and

(h)                                 Anything in this Section 14.01 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender and (iii) Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of Agent, any Lender, Issuing Lender or Underlying Issuer.

14.02.              Replacement of Certain Lenders.

(a)                                 If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)                                 Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Bank Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit).  If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.01.  Until such time as one or more Replacement Lenders shall have acquired all of the Bank Obligations, the Loans, the Revolver Credit Limits, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.03.              No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.                               AGENT; THE LENDER GROUP.

15.01.              Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Collateral Agent and the Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Bank Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Bank Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.02.              Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.03.              Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

15.04.              Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.05.              Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.04, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.06.              Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.07.              Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Bank Obligations hereunder and the resignation or replacement of Agent.

15.08.              Agent in Individual Capacity.  Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.09.              Successor Agent.  Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as Issuing Lender, such resignation shall also operate to effectuate its resignation as Issuing Lender, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to cause the Underlying Issuer to issue Letters of Credit.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10.              Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.              Collateral Matters.

(a)                                 The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to cause Collateral Agent to release any Lien on any Collateral (i) upon the termination of the Credit Facility and payment and satisfaction in full by Borrower of all of the Bank Obligations and subject to the satisfaction of the other conditions described in the Intercreditor Agreement, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.04 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time Collateral Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy.  In connection with any such credit bid or purchase, (i) the Bank Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Bank Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Bank Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Bank Obligations credit bid in relation to the aggregate amount of Bank Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Bank Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Bank Obligations credit bid in relation to the aggregate amount of Bank Obligations so credit bid) based upon the value of such non-cash consideration.  Except as provided above, Agent will not cause Collateral Agent to execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to cause Collateral Agent to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to cause Collateral Agent to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Bank Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)                                 Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in their respective capacities as Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12.              Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                 Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Bank Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any Deposit Accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.  Each Lender agrees (a) to be bound by, and consents to, the terms and provisions of the Intercreditor Agreement and (b) that it will take no actions contrary to the terms and provisions of the Intercreditor Agreement.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Bank Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Bank Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Bank Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.              Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Collateral Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14.              Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Bank Obligations.

15.15.              Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16.              Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)                                 is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)                                 expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d)                                 agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.09, and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)                                   In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17.              Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Credit Limits, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Credit Limits.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.07, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18.              Sole Lead Arranger and Sole Book Runner.  The Sole Lead Arranger and Sole Book Runner, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to them in their respective capacities as a Lender, as Agent, or as Issuing Lender.  Without limiting the foregoing, the Sole Lead Arranger and Sole Book Runner, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party.  Each Lender, Agent, Issuing Lender, and each Loan Party acknowledges that it has not relied, and will not rely, on the Sole Lead Arranger or Sole Book Runner in deciding to enter into this Agreement or in taking or not taking action hereunder.  The Sole Lead Arranger and Sole Book Runner, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrower.

16.                               WITHHOLDING TAXES.

16.01.              Payments.  All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.01.  If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.01 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein.  Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower.  Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.02.              Exemptions.

(a)                                 If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)                                     if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)                                  if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)                               if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)                              if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)                                 a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)                                 Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)                                  If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.02(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)                                 If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Bank Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Bank Obligations of Borrower to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.02(a) or (c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.02(a) or (c), if applicable.  Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Revolver Credit Limits and the Bank Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.03.              Reductions.

(a)                                 If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax.  If the forms or other documentation required by Section 16.02(a) or 16.02(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)                                 If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Bank Obligations and the resignation or replacement of Agent.

16.04.              Refunds.  If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17.                               GENERAL PROVISIONS.

17.01.              Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.02.              Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.03.              Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.04.              Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.05.              Bank Product Providers.  Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents.  It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and Collateral Agent (for the benefit of Agent) and the right to share in payments and collections out of the Collateral as more fully set forth herein.  In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so.  Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Bank Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.06.              Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.07.              Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.08.              Revival and Reinstatement of Obligations; Certain Waivers.  If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Bank Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Collateral Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Collateral Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Collateral Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.09.              Confidentiality.

(a)                                 Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.09, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential

Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.09 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.09 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)                                 Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Credit Facility provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)                                  The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term).  Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

(d)                                 The Agent, the Lenders and all other persons who are or who may become party to this Agreement or who may participate in the Loans acknowledge that Borrower and its Subsidiaries perform classified contracts funded by or for the benefit of the United States federal government, and, accordingly, notwithstanding any other provision of this Agreement, neither Borrower nor any Subsidiary will be obligated to release, disclose or otherwise make available:  (i) any classified information to any Person including the Agent, any Lender or any other Person not in possession of a valid security clearance and authorized by the appropriate agency of the United States federal government to receive such material, and (ii) any material whatsoever to any Person including the Agent, any Lender or any other Person if such release, disclosure or availability would not comply with the National Industrial Security Program Operating Manual and associated laws and regulations.  The Agent and the

Lenders agree that, in connection with any exercise of a right or remedy, the United States federal government may remove classified information or government-issued property prior to any remedial action implicating such classified information or government-issued property.  Upon notice from the Borrower, the Agent and the Lenders shall take such steps as may reasonably be requested by the Borrower to enable the Borrower or any Subsidiary to comply with the Foreign Ownership Control or Influence requirements of the United States government imposed from time to time.

17.10.              Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Credit Facility has not expired or been terminated.

17.11.              Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

17.12.              Intercreditor Agreement.  The parties agree that notwithstanding the provisions of this Agreement, in the event of any conflict between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control, and no party shall be required to take any action hereunder that is prohibited by the Intercreditor Agreement.

17.13.              Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	ALION SCIENCE AND TECHNOLOGY CORPORATION
a Delaware corporation

	By:	/s/ Barry Broadus
	Name:	Barry Broadus
	Title:	Chief Financial Officer

[Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Sole Lead Arranger, Sole Book Runner, and a Lender

By:	/s/ Marc Grossman
Name:	Marc Grossman
Its Authorized Signatory

[Signature Page to Credit Agreement]

Schedule 1.1

to

Credit Agreement

Definitions

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.01(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement:  (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Margin” means 4.75 percentage points.

“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period from and after the Closing Date up to (but not including) the date that is the second anniversary of the Closing Date, 2.0% times the Maximum Revolver Credit Limit on the date immediately prior to the date of determination, (b) during the period from and after the date that is the second anniversary of the Closing Date up to (but not including) the date that is the third anniversary of the Closing Date, 1.0% times the Maximum Revolver Credit Limit on the date immediately prior to the date of determination, and (c) from and after the date that is the third anniversary of the Closing Date, 0.5% times the Maximum Revolver Credit Limit on the date immediately prior to the date of determination.

“Applicable Revolver Reduction Premium” means, as of any date of determination, an amount equal to 2.0% times the amount of the reduction of the Revolver Credit Limits on such date.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Bank Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.04(b)(ii) of the Agreement.

“Apollo/Guggenheim Group” means each of Apollo Global Management, Guggenheim Life and Annuity Company, Delaware Life Insurance Company, Security Benefit Life Insurance Company and each of their respective Affiliates and funds and accounts managed by it and its Affiliates.

“Assignee” has the meaning specified therefor in Section 13.01(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Assignment of Claims Act” means, collectively, the Assignment of Claims Act of 1940, as amended, any applicable rules, regulations and interpretations issued pursuant thereto and any amendments to any of the foregoing.

“ASOF” means ASOF II Investments, LLC, a Delaware limited liability company.

“ASOF/Phoenix Group” means ASOF, Phoenix, any Control Investment Affiliates of ASOF or Phoenix and any party that is a member of any “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) that includes ASOF, Phoenix or any Control Investment Affiliates of ASOF or Phoenix; provided that ASOF, Phoenix or any Control Investment Affiliates of ASOF or Phoenix shall collectively and beneficially own and control or have the power to direct at least a majority of the voting power of the Equity Interests of Borrower held by such “group”.

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“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 2.01 of the Agreement (after giving effect to the then outstanding Revolver Usage).

“Bank Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations.  Without limiting the generality of the foregoing, the Bank Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Lender for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document.  Any reference in the Agreement or in the Loan Documents to the Bank Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider:  (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products, including, without limitation, the Bank Product Provider Agreement.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or

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indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish, in its sole and absolute discretion (based upon the Bank Product Providers’ determination of the liabilities and obligations of Borrower and its Subsidiaries in respect of Bank Product Obligations), in respect of Bank Products then provided or outstanding.

“Bank Secured Parties” means (a) each of the members of the Lender Group, (b) the Agent, (c) the Sole Lead Arranger, (d) the Sole Book Runner, (e) each counterparty to any Hedge Agreement with a Loan Party that (i) is in effect on the Closing Date if such counterparty is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Blockage/Collections Trigger Event” means (a) during the occurrence and continuance of any Default or Event of Default, or (b) the date on which Agent has determined that Borrower’s Excess Availability is less than 20% of the Maximum Revolver Credit Limit.

“Blocked Account Bank” means the bank or financial institution set forth on Section 5.16 of the Agreement.

“Blocked Account Agreement” means that certain blocked account agreement, lockbox agreement or Control Agreement, as the case may be, in form and substance reasonably satisfactory to Agent, which is executed and delivered by a Loan Party, Collateral Agent (on behalf of Agent, Lenders and the other Secured Parties as defined in the Intercreditor Agreement)) or its agent), and the Blocked Account Bank.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

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“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.09(c) of the Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)                                 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve attributable to Eligible Accounts, plus

(b)                                 85% of the amount of Eligible Government Accounts, less the amount, if any, of the Dilution Reserve attributable to Eligible Government Accounts, plus

(c)                                  the lesser of (i) 70% of the amount of Eligible Unbilled Accounts, less the amount, if any, of the Dilution Reserve attributable to Eligible Unbilled Accounts, or (ii) $30,000,000, minus

(d)                                 the aggregate amount of reserves, if any, established by Agent under Section 2.01(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed (including, without limitation, Capital Lease Obligations or Synthetic Lease Obligations incurred by such Person during such period), but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of Consolidated EBITDA for such period, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrower or any of its Affiliates).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

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“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state or district of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, and (i) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change of Control” means, (i) at any time prior to consummation of a Qualified IPO, ASOF, Phoenix or the ASOF/Phoenix Group shall directly or indirectly cease to collectively and beneficially own and control at least a majority on a fully diluted basis of the voting power of the Equity Interests of Borrower (taking into account preferences set forth in the Preferred Shares Certificate of Designation); (ii) at any time on or after consummation of a Qualified IPO (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than ASOF, Phoenix or the ASOF/Phoenix Group shall have acquired beneficial ownership or control of 37.5% or more on a fully diluted basis of the voting power of the Equity Interests of Borrower (taking into account preferences set forth in the Preferred Shares Certificate of Designation), (b) ASOF, Phoenix and the ASOF/Phoenix Group shall have directly or indirectly ceased to collectively and beneficially own and control 37.5% or more on a fully diluted basis of the voting power of the Equity Interests of Borrower (taking into account preferences set forth in the Preferred Shares Certificate of Designation) or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than ASOF, Phoenix or the ASOF/Phoenix Group shall have acquired beneficial ownership or control of a greater percentage of the voting power of the Equity Interests of Borrower (on a fully diluted basis) than ASOF, Phoenix and the ASOF/Phoenix Group, taken as a whole (taking into account preferences set forth in the Preferred Shares Certificate of Designation); or (iii) any “change of control” or similar event shall occur under the Revolving Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents or any agreement in respect of Indebtedness in an aggregate principal amount in excess of $10,000,000 to which Borrower or any of its Subsidiaries shall be a party.

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“Claim” has the meaning set forth therefor in Section 12(c) of the Agreement.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Collateral Agent, for the benefit of Agent and the Lenders, under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ books and records or Equipment, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Agent” shall mean Wilmington Trust, National Association, in its capacity as collateral agent under the Security Documents, and any successor thereto.

“Collateral Agent’s Liens” means the Liens granted by Borrower or another Loan Party to Collateral Agent, for the benefit of Agent and the Lenders, under the Loan Documents and securing the Bank Obligations.

“Collection Day Period” means:  (a) with respect to Collections to reduce the outstanding principal amount of the Loans hereunder, on the same Business Day of receipt by the Borrower of immediately available funds in the Designated Account provided such payments and notice thereof are received in accordance with the Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day, and (b) with respect to Collections to apply to accrued interest on the outstanding Loans, on the same Business Day of receipt by the Borrower of immediately available funds in the Designated Account provided such payments and notice thereof are received in accordance with the Agent’s usual and customary practices as in effect from time to time.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Competitor” means any Person which is a direct competitor of Borrower or its Subsidiaries if, at the time of a proposed assignment, Borrower has provided evidence satisfactory to Agent and the assigning Lender in their sole and absolute discretion that such Person is a direct competitor of Borrower or its Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.09(a) of the Agreement.

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“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis, reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents and current deferred tax assets.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization, including amortization of goodwill and other intangible assets, for such period, (iv) cash contributions to the ESOP during such period in respect of the repurchase liability of the Borrower under the ESOP Plan Documents, (v) any non-cash charges or expenses (other than the write-down of current assets) for such period, including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the Warrants and the exercise price of such Warrants, (B) non-cash expenses with respect to stock appreciation rights, phantom stock plans, the Warrants and accretion of the Warrants and (C) non-cash contributions to the ESOP, (vi) any extraordinary losses for such period, (vii) any non-recurring charges and adjustments for such period treated as such by the independent third-party valuation firm that prepares valuation reports in connection with the ESOP and (viii) that portion of employee compensation that was both recorded by the Borrower as compensation expense for such period and that was directed by an employee of the Borrower to be used by the ESOT to purchase Equity Interests of the Borrower; provided that the aggregate amount added back under this clause (viii) in any period of four consecutive fiscal quarters shall not exceed an amount equal to 10% of the Consolidated EBITDA (without giving effect to this clause (viii)) for the period of four consecutive fiscal quarters immediately preceding such period and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges (not including expenses in connection with the Transactions) and other non- cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period, (ii) to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains and all non-cash items of income for such period, and (iii) all cash payments made during such period to repurchase Equity Interests in respect of which cash compensation expense was added back to Consolidated Net Income pursuant to clause (a)(viii) above in a previous period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (c) any gains or losses attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales and (d) any income or loss attributable to the early extinguishment of Indebtedness.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Collateral Agent (on behalf of Agent and Lenders and the other Secured Parties (as defined in the Intercreditor Agreement)), and the

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applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account or lockbox).

“Control Investment Affiliate” means, as applied to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under common control with, that Person and (b) that is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Controlled Group” shall mean the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Borrower, (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the IRC) with Borrower, and (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as Borrower, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above.

“Copyright Security Agreement” means that certain First Lien Copyright Security Agreement, dated as of even date with this Agreement, by and among Borrower and Collateral Agent (as the same may be further amended, amended and restated, supplemented, renewed, restated, replaced, or otherwise modified from time to time).

“Credit Facility” means the credit facility being made available to Borrower by the Lenders pursuant to Section 2, and with respect to each such Lender, its Revolver Credit Limit, and, with respect to all such Lenders, their Revolver Credit Limit, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.01 of the Agreement.

“Daily One Month LIBOR” shall mean, for any day the rate per annum (rounded upward to the nearest thousandth of 1%) for United States dollar deposits determined by Agent for the purpose of calculating the effective interest rate for loans that reference Daily One Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 1 month delivery of funds in amounts approximately equal to the principal amount of such loans.  The Loan Parties understand and agree that Agent may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Agent in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.  When interest is determined in relation to Daily One Month LIBOR, each change in the interest rate shall become effective each Business Day that Agent determines that Daily One Month LIBOR has changed.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to the terms and conditions of Section 2, any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of the terms and conditions under the Agreement, (c) has made a

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public statement to the effect that it does not intend to comply with its funding requirements under the Agreement, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, Daily One Month LIBOR, and (b) thereafter, the interest rate then applicable to Revolving Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower’s Accounts during such period, by (b) Borrower’s cash received from Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts, Eligible Government Accounts and Eligible Unbilled Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%, provided, however, that Agent has the right to adjust the foregoing percentages in its sole and absolute discretion.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Equity Interests), in whole or in part, or requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case at any time on or prior to the date that is 180 days after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 180 days after the Maturity Date; provided, however, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or

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regulatory obligations, obligations set forth in the ESOP Plan Documents or as a result of such employee’s termination, death or disability.

“Disregarded Domestic Subsidiary” as defined in the definition of “Excluded Subsidiary.”

“Disqualified Institution” means any Person other than an Eligible Transferee.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Eligible Accounts” means those Accounts (other than Government Accounts) created by a Loan Party in the ordinary course of its business, that arise out of a Loan Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may with notice be revised from time to time by Agent in Agent’s Permitted Discretion.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates.  Eligible Accounts shall not include the following:

(a)                                 Accounts that the Account Debtor has failed to pay within 90 days of original invoice date,

(b)                                 Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above; provided that, for purposes of this clause (b), with respect to any Account Debtor which is a Governmental Authority other than the United States, (x) any department, agency or instrumentality of such a Governmental Authority shall be deemed to be an Affiliate of another department, agency or instrumentality of such Governmental Authority only to the extent comprised or organized under the same program within any such Governmental Authority and (y) each State, territory and the District of Columbia within the Unites States shall not be deemed to be Affiliates of each other,

(c)                                  Accounts with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower,

(d)                                 Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)                                  Accounts that are not payable in Dollars,

(f)                                   Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state or district thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

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(g)                                  Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States, or (ii) any state of the United States,

(h)                                 Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)                                     Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed (i) 20%, for Account Debtors that are deemed investment grade from either Moody’s, Standard & Poor’s or any other nationally recognized statistical rating organization recognized as such by the SEC that has been designated by the Agent in its sole and discretion, or (ii) 10% for Account Debtors that are not deemed investment grade from either Moody’s, Standard & Poor’s or any other nationally recognized statistical rating organization recognized as such by the SEC that has been designated by the Agent in its sole and discretion (such percentages, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentages; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)                                    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)                                 Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l)                                     Accounts that are not subject to a valid and perfected first priority Collateral Agent’s Lien,

(m)                             Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)                                 Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity, or

(o)                                 Accounts that represent the right to receive progress payments (other than with respect to work already completed and for which the applicable Loan Party is entitled to bill the Account Debtor and which is not subject to future offset or counterclaim by such Account Debtor) or other advance billings that are due prior to the completion of performance with respect to that payment by a Loan Party of the subject contract for goods or services.

“Eligible Government Accounts” means those Government Accounts created by a Loan Party in the ordinary course of its business, that arise out of such Loan Party’s sale of goods or rendition of services pursuant to a Government Contract, that comply with each of the representations and warranties respecting Eligible Government Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may with notice be revised from time to time by Agent in its Permitted Discretion.  In determining the

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amount to be included, Eligible Government Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates.  Eligible Government Accounts shall not include the following:

(a)                                 Government Accounts that the Account Debtor has failed to pay within 90 days of original invoice date,

(b)                                 Government Accounts owed under a particular program with the United States of America where 50% or more of all Government Accounts owed under that particular program are deemed ineligible under clause (a) above,

(c)                                  Government Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(d)                                 Government Accounts that are not payable in Dollars,

(e)                                  Government Accounts with respect to which, if reasonably requested by Agent pursuant to Section 5.08(b), the applicable Loan Party has not complied, to the reasonable satisfaction of Agent and Collateral Agent, with the provisions applicable to it of the Assignment of Claims Act,

(f)                                   Government Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful,

(g)                                  Government Accounts that are not subject to a valid and perfected first priority Collateral Agent’s Lien,

(h)                                 Government Accounts that represent billings in unearned revenue,

(i)                                     Government Accounts that represent the right to receive progress payments (other than with respect to work already completed and for which the applicable Loan Party is entitled to bill the Account Debtor and which is not subject to future offset or counterclaim by such Account Debtor) or other advance billings that are due prior to the completion of performance with respect to that payment by a Loan Party of the subject contract for goods or services,

(j)                                    Government Accounts with respect to which the Account Debtor is a creditor of a Loan Party, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Government Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(k)                                 Government Accounts with respect to which (i) the goods giving rise to such Government Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Government Account have not been performed and billed to the Account Debtor,

(l)                                     Government Accounts that are not subject to a valid and perfected first priority Collateral Agent’s Lien, or

(m)                             Government Accounts which are security for obligations due a surety in respect of a bond issued by it in connection with a bonded contract.

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“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000, (c) Apollo/Guggenheim Group and their respective Affiliates and (d) in connection with any Revolver Purchase, any First Lien Credit Agreement Lender.

“Eligible Unbilled Accounts” means those Accounts which would otherwise constitute Eligible Accounts or Eligible Government Accounts, except that the services giving rise to such Accounts, although performed and completed, have not been billed to the Account Debtor; provided that such Accounts are billable within thirty (30) days from the date on which the services giving rise to such Accounts shall have been completed or, if sooner, within the applicable Loan Party’s billing cycle next commencing after the date on which the services giving rise to such Accounts shall have been completed, each as evidenced by backup documentation acceptable to Agent in its Permitted Discretion.  For the avoidance of doubt, Eligible Unbilled Accounts shall not include any Account (a) arising from the sale of goods and (b) which has not been billed within the time periods described in the immediately preceding sentence.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

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“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, beneficial interests in a trust, including the ESOT, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.  Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary would be (or has been) treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC.  ERISA Affiliate shall include any Subsidiary of any Loan Party.

“ESOP” shall mean the employee benefit plan entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan” adopted and maintained by the Borrower.

“ESOP Fiduciary” shall mean the named fiduciary of the ESOP under ERISA.  As of the Closing Date, the ESOP Fiduciary is the ESOP Committee of the Borrower.

“ESOP Plan Documents” shall mean collectively, those certain documents listed on Schedule E-3, each as may be amended, supplemented or modified from time to time as permitted by Section 6.06(b)(iii).

“ESOP SPA” means that certain stock purchase agreement by and between the Borrower and the ESOT dated as of December, 2002, as amended, containing an obligation, among others, requiring the Borrower to honor put obligations arising under the ESOP Plan Documents and applicable law.

“ESOT” shall mean the trust entitled “Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust” and adopted and maintained by the Borrower pursuant to the applicable ESOP Plan Documents.

“ESOT Trustee” shall mean the trustee of the ESOT.  As of the Closing Date, the ESOT Trustee is State Street Bank and Trust Company.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of 60 days or, at the option of Agent, such other period as Agent and Borrower may agree based on Borrower’s historical performance with respect thereto and all book overdrafts of Borrower and its Subsidiaries, in each case as determined by Agent in its sole and absolute discretion.

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“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any direct or indirect Domestic Subsidiary so long as such Domestic Subsidiary is a disregarded entity for federal income tax purposes and has no material assets other than Equity Interests of one or more Foreign Subsidiaries (each such Person, a “Disregarded Domestic Subsidiary”) and (c) any Domestic Subsidiary so long as such Subsidiary is a direct or indirect Subsidiary of a Foreign Subsidiary.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.02 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.01 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of May 2, 2014 by and among Borrower and Wells Fargo in its capacity as administrative agent, in its capacity as a lender, and in its capacities as sole lead arranger and sole book runner (as amended, amended and restated, replaced, supplemented, or otherwise modified from time to time).

“Existing Credit Facility” means Borrower’s existing credit facility governed by the Existing Credit Agreement and the other related loan documentation.

“Existing Indebtedness” means (i) the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and the related loan documents and (ii) the Indebtedness owing under the Existing Secured Notes.

“Existing Letters of Credit” means those letters of credit issued by Wells Fargo described on Schedule E-2 to the Agreement.

“Existing Secured Notes” means the 12% Senior Secured Notes due 2014 of Borrower issued pursuant to that certain Indenture, dated as of March 22, 2010, among Borrower, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein.

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“Existing Unsecured Notes” means the 10¼% Senior Notes due 2015 of Borrower issued pursuant to that certain Indenture, dated as of February 8, 2007, among Borrower, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein.

“Existing Warrant Agreement” means that certain warrant agreement dated as of March 22, 2010 between Borrower and Wilmington Trust Company, as warrant agent, with respect to warrants to purchase in the aggregate 602,614 shares of Borrower’s common stock issued in connection with the issuance of the Existing Secured Notes.

“Existing Warrants” means the warrants issued pursuant to the Existing Warrant Agreement.

“Extraordinary Advances” has the meaning specified therefor in Section 2.03(d)(iii) of the Agreement.

“FAR” has the meaning specified therefor in Section 4.22(d) of the Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First Lien Administrative Agent” has the meaning assigned to that term in the Intercreditor Agreement.

“First Lien Credit Agreement” means the First Lien Credit and Guaranty Agreement dated as of the date hereof among Borrower, Guarantors, the lenders and agents from time to time party thereto and Goldman Sachs Lending Partners LLC, as administrative agent.

“First Lien Credit Agreement Lender” means, as of any date of determination, each lender party to the First Lien Credit Agreement.

“First Lien Loan Documents” means the “Credit Document” under and as defined in the First Lien Credit Agreement.

“First Lien Obligations” has the meaning assigned to that term in the Intercreditor Agreement.

“First Lien Secured Party” has the meaning assigned to that term in the Intercreditor Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on September 30 of each calendar year.

“Fixed Charge Coverage Ratio” means (i) Consolidated EBITDA plus all management, consulting, monitoring and advisory fees now or hereafter paid, plus one-time qualified Non-Recurring Permitted Refinancing Expenses (to the extent not already capitalized by the Borrower), minus (to the extent added to Consolidated Net Income in the calculation of Consolidated EBITDA):  (a) cash contributions to the ESOP during such period in respect of the repurchase liability of the Company under

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the ESOP Plan Documents, (b) any extraordinary (to the extent these are cash) losses for such period, (c) any non-recurring charges and adjustments (to the extent these are cash) for such period treated as such by the independent third-party valuation firm that prepares valuation reports in connection with the ESOP, (d) non-financed Capital Expenditures, (e) cash income taxes, to (ii) Fixed Charges for such period.  Notwithstanding the foregoing, (i) Indebtedness incurred in connection with a Permitted Redemption and (ii) all interest, fees, and other amounts that may be due and payable in an amount up to the cap set forth in the definition of Non-Recurring Permitted Refinancing Expenses in connection with the Transactions, shall be excluded from the calculation of the Fixed Charge Coverage Ratio.

“Fixed Charges” means the sum of, without duplication (1) interest expense paid in cash, (2) principal payments paid in cash (3) all management, consulting, monitoring fees paid to equity sponsor, (4) and other dividends or distributions paid to Borrower’s shareholders in cash.

“Flood Hazard Property” means any Real Property subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Ownership Control or Influence” shall have the meaning given to such phrase in the Federal National Industrial Security Program Operating Manual and any successor documentation or program thereto.

“Foreign Subsidiary” means any Subsidiary that is (i) treated as a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code or (ii) a Subsidiary of any entity described in clause (i) herein.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

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“Government Account” shall mean any Account owing directly by the United States of America or any department, agency or instrumentality of the United States of America to a Loan Party under a Government Contract.

“Government Contract” means any prime contract between the United States of America or any department, agency or instrumentality of the United States of America and a Loan Party.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Domestic Subsidiary of Borrower other than Excluded Subsidiaries.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each of the Guarantors to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means Wells Fargo or any of its Affiliates.

“Immaterial Subsidiary” means any Domestic Subsidiary of Borrower that is designated in writing by Borrower to Agent as an “Immaterial Subsidiary”; provided, that any such Domestic Subsidiary shall not constitute an Immaterial Subsidiary to the extent it (x) individually accounts for more than 1.0% of the consolidated assets of Borrower and its Subsidiaries or more than 1.0% of the consolidated total revenues of Borrower and its Subsidiaries or (y) together with each of the other Domestic Subsidiaries designated as an “Immaterial Subsidiary”, on a combined consolidated basis, accounts for more than 2.0% of the consolidated assets of Borrower and its Subsidiaries or more than 2.0% of the consolidated total revenues of Borrower and its Subsidiaries, in each case per the most recently delivered financial statements required to be delivered pursuant to Schedules 5.1 and 5.2.  For the avoidance of doubt, as of the Closing Date, Innovative Technology Solutions Corporation, a New Mexico

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corporation, and Alion-MA&D Corporation, a Colorado corporation, are each an Immaterial Subsidiary, but each shall thereafter cease to be an Immaterial Subsidiary to the extent provided in the proviso to the preceding sentence.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments (c) all reimbursement or other obligations in respect of letters of credit, (d) all reimbursement and other obligations in respect of bankers acceptances, or other financial products, (e) all obligations of such Person as a lessee under Capital Leases and Synthetic Leases, (f) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (g) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (h) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (i) any Disqualified Equity Interests of such Person, and (j) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (i) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.03 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.03 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Insignificant Subsidiary” shall mean any Subsidiary that either (a)(i) does not conduct any business operations, (ii) has assets with a total book value not in excess of $100,000 and (iii) does not have any Indebtedness outstanding, or (b) is a direct or indirect Subsidiary of Borrower formed for purposes of effecting an acquisition which Subsidiary is formed with the intention of meeting, and within one year after the consummation of such acquisition meets, the criteria set forth in clause (a) above; provided that at no time shall any Subsidiary otherwise satisfying the criteria of this clause (b) be considered an “Insignificant Subsidiary” if such Subsidiary and all other such Subsidiaries hold 5% or more of the consolidated assets of the Borrower.  Notwithstanding the foregoing, a Subsidiary will not be deemed to be an “Insignificant Subsidiary” if Borrower or any other Loan Party provides to such Subsidiary an Investment of $1,000,000 in the aggregate at any time on or after the Closing Date.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

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“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date with the Agreement by and among the Loan Parties, Agent, as administrative agent for the Bank Secured Parties, Wells Fargo Bank, National Association, as administrative agent under the First Lien Credit Agreement, Second Lien Administrative Agent, as administrative agent under the Second Lien Credit Agreement, Wilmington Trust, National Association, as trustee under the Indenture, and the Collateral Agent, as collateral agent for the Secured Parties named therein (as the same may be amended, amended and restated, supplemented,  renewed, restated, replaced, or otherwise modified from time to time).

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.  Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means Wells Fargo or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Lender shall be a Lender.

“Knowledge”, means, for purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

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“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.01 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including the Issuing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated excluding attorneys’ fees and disbursements of a Lender, (g) field examination fees and expenses of Agent related to any field examinations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) during the continuance of an Event of Default, appraisal and valuation fees and expenses of Agent related to any appraisals or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Collateral Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.09 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

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“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Lender.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(m) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Lender, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.06(b) of the Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(h) of the Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(h) of the Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien” means (i) any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and (ii) any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease, Synthetic Lease, and any other synthetic or other financing lease in each case having substantially the same economic effect as any of the foregoing.

“Loan” shall mean any Revolving Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.09 of the Agreement.

“Loan Documents” means the Agreement, the Control Agreements and Blocked Account Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Security Documents, any Issuer Documents, the Letters of Credit, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or

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in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability, taken as a whole, to enforce the Bank Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent or the Collateral Agent), or (c) a material impairment of the enforceability or priority of Collateral Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Government Contract” means any of the Borrower’s Government Contracts that has produced revenue for Borrower in excess of $10,000,000 in the applicable Fiscal Year.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Property” means any Real Property owned by Borrower or its Subsidiaries having a fair market value in excess of $5,000,000.

“Maturity Date” means the earlier of (a) April 30, 2018, (b) the date which is 90 days prior to the scheduled maturity date of all of the Indebtedness owing under the First Lien Loan Documents (c) the date on which the First Lien Obligations become due and payable in full thereunder, whether by acceleration or otherwise, (d) the date which is 90 days prior to the date on which the Second Lien Obligations become due and payable in full thereunder, whether by acceleration or otherwise, or (f) the date which is 90 days prior to the scheduled maturity date of all of the Indebtedness owing under the Third Lien Note Documents or (g) the date on which the Third Lien Obligations become due and payable in full thereunder, whether by acceleration or otherwise. the Indebtedness owing under the Third Lien Note Documents becomes due and payable in full thereunder, whether by acceleration or otherwise.

“Maximum Revolver Credit Limit” means $65,000,000.

“Minimum Interest” has the meaning specified therefor in Section 2.06(g) of the Agreement.

“Minimum Interest Period” has the meaning specified therefor in Section 2.06(g) of the Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

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“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Collateral Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means:

(a)                                 with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds actually received by Borrower or any of its Subsidiaries from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such sale or disposition (including, without limitation, legal, accounting, investment banking, valuation, investment and financial advisor fees), (iii) taxes (including, without limitation, sales, transfer, deed or mortgage recording taxes) paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; (iv) (1) amounts held in escrow to be applied as part of the purchase price of any such sale or disposition and (2) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale including reserves for pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with any such sale or disposition and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Collateral Agent (on behalf of Agent and Lenders) and (y) paid to Agent as a prepayment of the applicable Bank Obligations in accordance with Section 2.04(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and (v) other out-of-pocket fees and expenses actually incurred in connection therewith.

(b)                                 with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence (including, without limitation, legal, accounting and investment banking fees, advisory fees, sales commissions or underwriting discounts), (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an

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Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction, and (iii) other out-of-pocket fees and expenses actually incurred in connection therewith.

“New Warrant Agreement” means the Warrant Agreement dated as of August 18, 2014 between Borrower and Wilmington Trust, National Association, as warrant agent.

“New Warrants” means, collectively, the warrants issued pursuant to the New Warrant Agreement.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.02(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender or by means of any extension of credit by Lender other than by means of a Loan under the Credit Facility;

“Non-Recurring Permitted Refinancing Expenses” means expenses incurred from the period commencing on October 1, 2013 and continuing through the Closing Date, associated solely with the Transactions, provided that for purposes of calculating the Fixed Charge Coverage Ratio, such expenses shall not exceed $41,000,000 in the aggregate.  When calculating the Fixed Charge Coverage Ratio, any qualified portion of Non-Recurring Permitted Refinancing Expenses shall be included in the Consolidated EBITDA portion of the Fixed Charge Coverage Ratio one-time for the corresponding Fiscal Quarter incurred.

“Non-Formula Letter of Credit” has the meaning specified therefor in Section 2.06(b) of the Agreement.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation

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of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

“Obligations” shall mean all obligations defined as “Obligations” in the Intercreditor Agreement.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.01(e) of the Agreement.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.01 or Section 2.11.

“Participant” has the meaning specified therefor in Section 13.01(e) of the Agreement.

“Pass-Through Tax Liabilities” means the amount of state and federal income tax paid or to be paid by the owner of any Equity Interest in Borrower on taxable income earned by Borrower and attributable to such owner of Equity Interest as a result of Borrower’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any owner of Equity Interest is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to such owners of Equity Interest from or through Borrower.

“Patent Security Agreement” means that certain First Lien Patent Security Agreement, dated as of even date with this Agreement, by and among Borrower and Collateral Agent (as the same may be further amended, amended and restated, supplemented, renewed, restated, replaced, or otherwise modified from time to time).

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code and which is sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

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“Permitted Acquisition” means any Acquisition so long as:

(a)                                 no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition,

(b)                                 the proposed Acquisition is consensual and is not a hostile acquisition,

(c)                                  Borrower or any Subsidiary acquires all or substantially all the assets of a Person or line of business or division of such Person, or not less than 100% of the Equity Interests of a Person (referred to herein as the “Acquired Entity”),

(d)                                 the Borrower is the sole surviving legal entity,

(e)                                  no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(f)                                   such Acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Borrower or any Subsidiary,

(g)                                  at the time of the Acquisition and after giving effect to the Acquisition, Borrower will comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority pursuant to the terms and conditions set forth in Section 5.08 of this Agreement,

(h)                                 Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 12 fiscal month period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement for the 12 fiscal month period ended one year after the proposed date of consummation of such proposed Acquisition, in each case regardless of whether such financial covenants are then applicable pursuant to Section 7 of the Agreement,

(i)                                     Borrower has provided Agent with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

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(j)                                    Borrower shall have Excess Availability in an amount equal to or greater than $13,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(k)                                 the assets being acquired or the Acquired Entity did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(l)                                     Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition in substantially the same form as which will be executed and delivered, which agreement and documents must be reasonably acceptable to Agent,

(m)                             the assets being acquired, or the Acquired Entity, as applicable, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto, and the Acquired Entity shall be a going concern,

(n)                                 the assets being acquired, or the Acquired Entity, as applicable, shall be located, and substantially all of the operations of the Acquired Entity are conducted, in the United States of America,

(o)                                 the subject assets or Equity Interests of the Acquired Entity, as applicable, are being acquired directly by Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(p)                                 the aggregate purchase consideration payable in respect of all Permitted Acquisitions (including (i) the proposed Acquisition, (ii) deferred payment obligations and (iii) cash consideration and the value of any non-cash consideration) shall not exceed $5,000,000 individually, and $25,000,000 in the aggregate.

Notwithstanding anything to the contrary in the definition of “Permitted Acquisitions”, Borrower hereby agrees that any assets of any Acquired Entity resulting from a Permitted Acquisition shall be excluded from the calculation of the Borrowing Base until (i) such Acquired Entity becomes a Loan Party pursuant to Section 5.11 or 5.12 of the Agreement, and (ii) Agent has completed an audit, inspection, or examination of such Acquired Entity’s Accounts, Collateral, and books and records with results satisfactory to Agent in its sole and absolute discretion.

“Permitted Dispositions” means:

(a)                                 sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries,

(b)                                 sales of Inventory to buyers in the ordinary course of business,

(c)                                  the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

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(d)                                 the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business,

(e)                                  the granting of Permitted Liens,

(f)                                   the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)                                  any involuntary loss, damage or destruction of property,

(h)                                 any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)                                     the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business,

(j)                                    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Borrower,

(k)                                 (i) the lapse of registered patents, trademarks, copyrights and other Intellectual Property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l)                                     the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m)                             the making of Permitted Investments,

(n)                                 so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Borrower or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of Borrower that is not a Loan Party to any other Subsidiary of Borrower,

(o)                                 any sale, lease, license, transfer or other disposition of an asset with a fair market value less than $1,000,000 in the aggregate which, in the opinion of a Financial Officer, is no longer necessary for the proper conduct of the business of the Borrower or any Subsidiary, and

(p)                                 sales or dispositions of assets (other than Accounts, Equity Interests of Subsidiaries) not otherwise permitted in clauses (a) through (n) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in Fiscal Year (including the proposed disposition) would not exceed $500,000.

“Permitted Discretion” means a determination made in the exercise of reasonable business judgment from the perspective of a secured asset-based lender.

“Permitted First Lien Loan Mandatory Prepayments” means those certain mandatory prepayments made by Borrower pursuant to Section 2.14 of the First Lien Credit Agreement, provided that, solely with respect to any prepayments made pursuant to Section 2.14(e) of the First Lien Credit Agreement, provided that (a) no fraud, intentional material misrepresentation or willful misconduct by Borrower (or an Authorized

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Person) has occurred and is continuing in connection with the Borrowing Base at the time of each such mandatory prepayment pursuant to Section 2.14(e) of the First Lien Credit Agreement, (b) Borrower has provided Agent with evidence satisfactory to Agent, in its sole and absolute discretion, that Borrower is in compliance with the Fixed Charge Coverage Ratio set forth in Section 7(b) (with such Fixed Charge Coverage Ratio being calculated by Agent to reflect the proposed mandatory prepayment pursuant to Section 2.14(e) of the First Lien Credit Agreement on a pro forma basis) immediately prior to and after giving effect to each such mandatory prepayment pursuant to Section 2.14(e) of the First Lien Credit Agreement, and (c) has the Required Availability as of the date of each such mandatory prepayment and after giving pro forma effect to any regularly scheduled cash principal and interest payments payable under the First Lien Credit Agreement, the Second Lien Agreement and the Third Lien Notes during the subsequent 30-day period thereafter; provided, further, that to the extent that the condition in clause (b) cannot be satisfied, the Borrower shall be permitted to make mandatory prepayments pursuant to Section 2.14(e) of the First Lien Credit Agreement to the extent that a portion of proceeds contemplated by Section 2.14(e) of the First Lien Credit Agreement is used to repay Revolving Loans such that (a) the aggregate outstanding principal balance of the Revolving Loans is less than $10,000,000 after giving effect to each such mandatory prepayment pursuant to Section 2.14(e) of the First Lien Credit Agreement, (b) Borrower has provided Agent with evidence satisfactory to Agent, in its sole and absolute discretion, that Borrower has the Required Availability after giving effect to each such mandatory prepayment pursuant to Section 2.14(e) of the First Lien Credit Agreement and (c) Borrower delivers to Agent an updated Borrowing Base Certificate immediately prior to each such mandatory prepayment pursuant to Section 2.14(e) of the First Lien Credit Agreement.

“Permitted First Lien Loan Voluntary Prepayments” means those certain voluntary prepayments made by Borrower pursuant to Section 2.13(a) of the First Lien Credit Agreement, provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom immediately prior to and after giving effect to each such voluntary prepayment, and (b) Borrower has provided Agent with evidence satisfactory to Agent, in its sole and absolute discretion, that Borrower (i) is in compliance with the Fixed Charge Coverage Ratio set forth in Section 7(b) (with such Fixed Charge Coverage Ratio being calculated by Agent to reflect the proposed voluntary prepayment on a pro forma basis) immediately prior to and after giving effect to each such voluntary prepayment, and (ii) has the Required Availability as of the date of each such voluntary prepayment and after giving pro forma effect to any regularly scheduled principal and interest payments payable under the First Lien Credit Agreement, the Second Lien Credit Agreement and the Third Lien Notes during the subsequent 30-day period thereafter; provided, further, that none of the foregoing restrictions shall apply to any voluntary prepayment of the First Lien Credit Agreement in connection with a Permitted Refinancing of all or any part thereof.

“Permitted Indebtedness” means:

(a)                                 Indebtedness evidenced by the Agreement or the other Loan Documents, including Indebtedness incurred in connection with a Permitted Redemption,

(b)                                 Indebtedness set forth on Schedule 4.14 to the Agreement and any Permitted Refinancing in respect of such Indebtedness,

(c)                                  Indebtedness evidenced by the First Lien Loan Documents in an aggregate principal amount not to exceed $285,000,000 at any one time outstanding, and Permitted Refinancings in respect thereof,

(d)                                 Indebtedness of the Loan Parties under the Second Lien Loan Documents in an aggregate principal amount not to exceed at any time outstanding $70,000,000 (plus (i) the amount of all interest including PIK accrued or capitalized thereon in accordance with the terms of the Second Lien Loan Documents as in effect on the date hereof and (ii) the amount of any additional Indebtedness of the Loan Parties under the Second Lien Loan Documents incurred in the form of a Specified Contribution (as

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defined in the First Lien Credit Agreement)) (less the amount of any permanent principal prepayments or repayments thereof), and Permitted Refinancings in respect thereof (less the amount of any permanent principal prepayments or repayments thereof),

(e)                                  Indebtedness of the Loan Parties under the Third Lien Note Documents in an aggregate principal amount not to exceed at any time outstanding $210,986,000 (plus the amount of all interest including PIK accrued or capitalized thereon in accordance with the terms of the Third Lien Note Documents as in effect on the date hereof) (less the amount of any permanent principal prepayments or repayments thereof), and Permitted Refinancings in respect thereof (less the amount of any permanent principal prepayments or repayments thereof),

(f)                                   Indebtedness of the Loan Parties under the Remaining Unsecured Notes Documents in an aggregate principal amount not to exceed at any time outstanding $24,014,000 (less the amount of any permanent principal prepayments or repayments thereof), and Permitted Refinancings in respect thereof (less the amount of any permanent principal prepayments or repayments thereof),

(g)                                  Permitted Purchase Money Indebtedness and any Permitted Refinancing in respect of such Indebtedness,

(h)                                 endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business,

(i)                                     Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations or with respect to workers’ compensation claims; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of the Borrower,

(j)                                    Acquired Indebtedness in an amount not to exceed $500,000 outstanding at any one time,

(k)                                 Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(l)                                     Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(m)                             the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(n)                                 Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

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(o)                                 intercompany Indebtedness of the Borrower and the Subsidiaries to the extent such Indebtedness consists of Permitted Intercompany Advances,

(p)                                 Indebtedness of any person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph shall not exceed $500,000 at any time outstanding,

(q)                                 Indebtedness constituting Permitted Investments,

(r)                                    unsecured Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within 3 Business Days of the Borrower’s knowledge of such incurrence,

(s)                                   Indebtedness in an aggregate outstanding principal amount not to exceed $500,000 at any time outstanding for all Subsidiaries of Borrower that are Foreign Subsidiaries; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,

(t)                                    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(u)                                 Indebtedness arising as a result of (i) the redemption or repurchase of any Equity Interests of Borrower as a result of distributions by the ESOT to participants in the ESOP pursuant to the ESOP Plan Documents subsequent to or in connection with their termination of employment with Borrower or any Controlled Group member or (ii) the requirements of Section 401(a)(28) of the IRC or any substantially similar requirement of law,

(v)                                 Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $500,000 at any time outstanding,

(w)                               Borrower’s deferred compensation agreements,

(x)                                 Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition “Earn Out Indebtedness”), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in each case in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding, and

(y)                                 any other Indebtedness incurred by Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $500,000 at any one time.

“Permitted Intercompany Advances” means loans made in the ordinary course of business by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, and (c) a Subsidiary of Borrower that is not a Loan Party

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to a Loan Party, provided that the aggregate principal amount of such loans shall not exceed $500,000 at any time outstanding and provided further that all such loans shall be evidenced by the Intercompany Note (as defined in the First Lien Credit Agreement), and if owed to a Loan Party, shall be subject to a first priority Lien pursuant to the Security Agreement.

“Permitted Investments” means:

(a)                                 Investments in cash and Cash Equivalents,

(b)                                 Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)                                  advances made in connection with purchases of goods or services in the ordinary course of business,

(d)                                 Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)                                  Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f)                                   guarantees permitted under the definition of Permitted Indebtedness,

(g)                                  Permitted Intercompany Advances,

(h)                                 Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)                                     deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)                                    (i) non-cash loans and advances to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing Equity Interests in Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Borrower, and (ii) loans and advances to employees and officers of Borrower or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $100,000 at any one time,

(k)                                 Permitted Acquisitions,

(l)                                     Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Borrower),

(m)                             Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (m) of the definition of Permitted Indebtedness,

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(n)                                 equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o)                                 [Intentionally Omitted],

(p)                                 Investments through Hedge Agreements entered into by Borrower which are not speculative in nature, and

(q)                                 so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments so long as the aggregate amount of such Investments pursuant to this clause (determined without regard to any write-downs or write-offs of such Investments) do not exceed $500,000 in the aggregate at any time outstanding, and none of (i) any Investment specifically consented to by the Required Lenders, or (ii) any Investment that is subsequently sold (to the extent of the net cash proceeds of such sale) shall count toward such $500,000 amount.

“Permitted Liens” means:

(a)                                 Liens granted to Collateral Agent, for the benefit of Agent and the Lenders, to secure the Bank Obligations,

(b)                                 on a pari passu basis and so long as the same are subject to the Intercreditor Agreement, Liens on assets of Borrower securing, First Lien Obligations (as defined in the Intercreditor Agreement) (other than the Revolving Credit Obligations) (as defined in the Intercreditor Agreement) and Permitted Refinancings in respect thereof,

(c)                                  on a second priority basis and so long as the same are subject to the Intercreditor Agreement, Liens on assets of Borrower securing Second Lien Obligations (as defined in the Intercreditor Agreement) and Permitted Refinancings in respect thereof,

(d)                                 on a third priority basis and so long as the same are subject to the Intercreditor Agreement, Liens on assets of Borrower securing, Third Lien Obligations (as defined in the Intercreditor Agreement) and Permitted Refinancings in respect thereof,

(e)                                  Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Collateral Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests and such taxes, assessments, or charges or levies do not, individually or in the aggregate, exceed $500,000,

(f)                                   judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.03 of the Agreement,

(g)                                  Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Permitted Refinancing in respect thereof,

(h)                                 the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(i)                                     purchase money Liens or the interests of lessors under Capital Leases and/or Synthetic Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness

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and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Permitted Refinancing in respect thereof,

(j)                                    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(k)                                 Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation, other unemployment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA),

(l)                                     Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(m)                             Liens on amounts deposited to secure Borrower’s and its Subsidiaries reimbursement obligations with respect to surety, performance and appeal bonds obtained in the ordinary course of business,

(n)                                 with respect to any Real Property, easements, rights of way, zoning restrictions and other restrictions on the use of real property that do not materially interfere with or impair the ordinary conduct of the business of the Borrower or any Subsidiary,

(o)                                 non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business,

(p)                                 Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of a Permitted Refinancing and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(q)                                 rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(r)                                    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(s)                                   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(t)                                    licenses, leases or subleases granted by the Borrower or any Subsidiary to third persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any Subsidiary,

(u)                                 Liens assumed by Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness, and

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(v)                                 other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Bank Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Collateral Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Bank Obligations, but including Capitalized Lease Obligations and Synthetic Lease Obligations), incurred after the Closing Date and at the time of, or within 30 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $500,000.

“Permitted Redemption” means, Borrower’s redemption and/or repurchase of all or any portion of the outstanding principal owing under the Remaining Unsecured Notes, the Third Lien Notes or all or any portion of the Warrants after the Closing Date, provided that (a) Borrower has provided Agent with written notice 5 days prior to each such redemption and/or repurchase, (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom immediately prior to and after giving effect to each such redemption and/or repurchase, and (c) Borrower has provided Agent with evidence satisfactory to Agent, in its sole and absolute discretion, that Borrower (i) is in compliance with the Fixed Charge Coverage Ratio set forth in Section 7(b) (with such Fixed Charge Coverage Ratio being calculated by Agent to reflect the proposed redemption and/or repurchase on a pro forma basis) immediately prior to and after giving effect to each such redemption and/or repurchase, and (ii) has the Required Availability at the time of each such redemption and/or repurchase and for a period of 30 days after giving effect to each such redemption and repurchase.

“Permitted Refinancing” means, as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized interest) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and plus an amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); (e) the refinancing Indebtedness and any guarantee in support thereof is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness and the guarantees in support thereof being refinanced or, solely in the case of refinancing Indebtedness in respect of Indebtedness under the Second Lien Loan Documents or Indebtedness under the Third Lien Note Documents, the Lien priority of such refinancing Indebtedness and any guarantees in support thereof need only be subordinated to the same degree or to a greater degree than the Liens securing the Indebtedness under the First Lien Loan Documents pursuant to

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the Intercreditor Agreement; (f) no material terms (other than interest rate, fees, premiums, funding discounts, optional prepayment provisions or, in the case of subordination provisions, as permitted by clause (e) above) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies and acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced; provided that in the case of any Permitted Refinancing of the First Lien Credit Agreement, the Second Lien Credit Agreement or the Third Lien Note Indenture, the parties to such refinanced debt instrument shall agree to be bound by the terms of the Intercreditor Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Phoenix” means Phoenix Investment Adviser LLC, a Delaware limited liability company.

“PIK” means payment-in-kind interest payable by the issuance of payment-in-kind notes or by increasing the principal amount of an obligation.

“Platform” has the meaning specified therefor in Section 17.09(c) of the Agreement.

“Preferred Shares” means the shares of Series A Preferred Stock of Borrower issued to ASOF and JLP Credit Opportunity Master Fund Ltd pursuant to the Preferred Shares Certificate of Designation.

“Preferred Shares Certificate of Designation” means the Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock of Borrower dated as of the date hereof and filed with the Delaware Secretary of State on or about the Closing Date.

“Prepayment” means, that (i) Borrower has paid in full all of the Bank Obligations at any time prior to the Maturity Date, and (ii) the Agent has terminated the Credit Facility.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)                                 with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Credit Limits or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)                                 with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Lender, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and the Credit Facility has been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Credit Facility

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had not been terminated and based upon the Revolver Loans as they existed immediately prior to their termination,

(c)                                  [Intentionally Omitted], and

(d)                                 with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.07 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.01; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and the Credit Facility has been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Protective Advances” has the meaning specified therefor in Section 2.03(d)(i) of the Agreement.

“Public Lender” has the meaning specified therefor in Section 17.09(c) of the Agreement.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Qualified IPO” means an underwritten public offering of common stock of the Borrower pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of net cash proceeds to Borrower and results in the listing of the common stock of Borrower on a national securities exchange or the NASDAQ National Market quotation system.

“Real Property” means (a) the real property identified on Schedule R-1 to the Agreement and (b) any estates or interests (fee, leasehold or otherwise) in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means any real property hereafter acquired by Borrower or its Subsidiaries with a fair market value in excess of $5,000,000.

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its sole and absolute discretion and subject to Section 2.01(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts, Eligible Government Accounts, Eligible Unbilled Accounts or the Maximum Revolver Credit Limit.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Support Agreement” means the Amended and Restated Refinancing Support Agreement dated as of May 2, 2014 among Borrower, ASOF II Investments, LLC and Phoenix Investment Adviser LLC as amended by a term sheet amendment agreement dated July 22, 2014 among the parties thereto.

“Registration Statement” means the Borrower’s and its Subsidiaries’ registration statement on Form S-1 filed July 29, 2014, as amended, which was declared effective on August 11, 2014 and contains

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a prospectus merged with a prospectus included in their registration statement on Form S-1 filed February 13, 2014 and declared effective May 9, 2014.

“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(c) of the Agreement.

“Related Agreements” means, collectively, the Refinancing Support Agreement, the First Lien Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents, the Warrant Agreements, the Shareholders’ Agreement, the Tender/Exchange Offer Documents and the Preferred Shares Certificate of Designation.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remaining Unsecured Notes” means Borrower’s Existing Unsecured Notes, and the Indebtedness represented thereby, that remain outstanding after the consummation of the Tender/Exchange Offer.

“Remaining Unsecured Notes Documents” means the Remaining Unsecured Notes, the Remaining Unsecured Notes Indenture and all other documents executed and delivered with respect to the Remaining Unsecured Notes or the Remaining Unsecured Notes Indenture.

“Remaining Unsecured Notes Indenture” means the Indenture dated as of February 8, 2007 among Borrower, certain subsidiary guarantors and Wilmington Trust Company, as trustee, as amended.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16(a) of the Agreement.

“Required Availability” means that Excess Availability exceeds the amount that is equal to 20% of the Maximum Revolver Credit Limit.  (Notwithstanding anything to the contrary, the Required Availability is in addition to the Required Collateral Block and no portion of the Required Collateral Block will be included in the Agent’s calculation of the Required Availability.)

“Required Blockage/Collections Period” is any period of time, on and after the Closing Date, where the Blockage/Collections Trigger Event has occurred and is continuing, at which point during such period, (i) all Collections will be applied to reduce the Bank Obligations (or during the occurrence and continuance of a Secured Debt Default (as defined in the Intercreditor Agreement, applied to reduce the Secured Obligations (as defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement), and (ii) the Collateral Agent (or its agent) will have full control over the Lockbox and Designated Account pursuant to the terms of the Blocked Account Agreement, whether or not a Default

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or an Event of Default has occurred and is continuing.  Notwithstanding anything to the contrary in this Agreement, at any time a Blockage/Collections Trigger Event occurs as a result of Borrower’s Excess Availability being less than 20% of the Maximum Revolver Credit Limit, the Required Blockage/Collections Period will continue until such time as Agent confirms that (a) Borrower’s Excess Availability is equal to or greater than 20% of the Maximum Revolver Credit Limit and (b) Borrower’s Excess Availability is equal to or greater than 20% of the Maximum Revolver Credit Limit at all times during the immediately preceding 2 calendar months.

“Required Collateral Block” has the meaning specified therefor in Section 7(a) of the Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves and Bank Product Reserves) that Agent deems necessary or appropriate, in its sole and absolute and subject to Section 2.01(c), to establish and maintain (including reserves with respect to (a) sums that Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the sole and absolute discretion of Agent likely would have a priority superior to the Collateral Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Credit Limit.

“Responsible Officer” is any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Corporate Controller and Treasury Manager of Borrower.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Borrower, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests issued by Borrower, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding, and (d) make, or cause or suffer to permit any of Borrower’s Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, any Indebtedness incurred under clauses (d), (e) and (f) of the definition of Permitted Indebtedness, or any Earn Out Indebtedness.

“Revolver Credit Limit” means, with respect to each Revolving Lender, its Revolver Credit Limit, and, with respect to all Revolving Lenders, their Revolver Credit Limits, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving

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Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.01 of the Agreement.

“Revolver Purchase” has the meaning assigned to that term in the Intercreditor Agreement.

“Revolver Purchase Triggering Event” has the meaning assigned to that term in the Intercreditor Agreement.

“Revolver Right to Purchase Notice” has the meaning assigned to that term in the Intercreditor Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolver Credit Limit or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Credit Facility, the amount of such Lender’s Revolver Credit Limit, and (b) after the termination of the Credit Facility, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.01(a) of the Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Lien Credit Agreement” means the Second Lien Credit and Guaranty Agreement dated as of the date hereof among Borrower, Guarantors, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent.

“Second Lien Loan Documents” means the “Credit Documents” under and as defined in the Second Lien Credit Agreement.

“Second Lien Obligations” has the meaning assigned to that term in the Intercreditor Agreement.

“Secured Parties” has the meaning assigned to that term in the Security Agreement.

“Securities Account” means a securities account (as that term is defined in the Code).

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“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain First Lien Pledge and Security Agreement dated as of even date hereof, by and among Borrower and each Guarantor and Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean the Guaranty Agreement, the Security Agreement, the Trademark Security Agreement, the Patent Security Agreement, the Copyright Security Agreement, the Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Settlement” has the meaning specified therefor in Section 2.03(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.03(e)(i) of the Agreement.

“Sole Book Runner” has the meaning set forth in the preamble to the Agreement.

“Sole Lead Arranger” has the meaning set forth in the preamble to the Agreement.

“Solvent” means, with respect to Borrower and its Subsidiaries taken as a whole, that as of the date of determination, both (i) (a) the sum of Borrower’s and its Subsidiaries’ consolidated debt (including contingent liabilities) does not exceed the present fair saleable value of their consolidated assets; (b) Borrower’s and its Subsidiaries’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or as proposed thereafter; and (c) Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, or reasonably believe that they, taken together, will incur, debts beyond their ability to pay such debts as they become due (whether at maturity, through refinancing or otherwise); and (ii) the Borrower and its Subsidiaries, taken as a whole, are “solvent” or not “insolvent”, as applicable, within the meaning given those terms and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Special Diversification Payments” shall mean payments (other than payments required by applicable law) pursuant to the ESOP Plan Documents in respect of employee elections to transfer up to 10% of the value of their ESOP accounts to investments other than the Borrower’s common stock.

“Specified Event of Default” has the meaning specified therefor in Section 13.01 of the Agreement.

“Specified Real Property Matters” means (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each applicable Material Real Property, (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in each state in which an applicable Material Real Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent, (iii) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Administrative Agent with respect to each applicable Material

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Real Property (each, a “Title Policy”), in amounts not less than the fair market value of each applicable Material Real Property, together with a title report issued by a title company with respect thereto, dated not more than 30 days prior to the occurrence specified in Section 5.24 and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Agent and (b) evidence satisfactory to Agent that such Loan Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp Taxes (including mortgage recording and intangible Taxes) payable in connection with recording the Mortgages for each applicable Material Real Property in the appropriate real estate records, (v) (a) a completed Flood Certificate with respect to each applicable Material Real Property, which Flood Certificate shall (I) be addressed to Collateral Agent and (II) otherwise comply with the Flood Program; (b) if the Flood Certificate states that such applicable Material Real Property is located in a Flood Zone, Borrower’s written acknowledgment of receipt of written notification from Agent (I) as to the existence of such applicable Material Real Property and (II) as to whether the community in which each such applicable Material Real Property is located is participating in the Flood Program; and (c) if such applicable Material Real Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and (vi) ALTA surveys of each applicable Material Real Property, in a form sufficient for the title company to issue a survey endorsement to the Title Policy or otherwise provide such affirmative title insurance coverage as reasonably acceptable to Agent.

“Standard Letter of Credit Practice” means, for Issuing Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” means any unsecured Indebtedness of Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Bank Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the “Bank Obligations”), and (e) the terms and conditions of the subordination are set forth in a written agreement reasonably acceptable to Agent.  For the avoidance of doubt, Indebtedness under the First Lien Loan Documents, the Second Lien Loan Documents, the Third Lien Note Documents and Indebtedness under the Remaining Unsecured Notes shall not constitute Subordinated Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders,

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and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (who are not Affiliates of one another)

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) having a value in excess of $100,000 (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Borrower or any Subsidiary of any Equity Interest or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest) the amount of which is determined by reference to the price or value at any time of any Equity Interest; provided that no phantom stock plan, stock appreciation right plan or similar plan providing for payments only to current or former directors, officers or employees of Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.02(a) of the Agreement.

“Tender/Exchange Offer” has the meaning assigned to such term in the Refinancing Support Agreement.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Agent or the Borrower terminates the Credit Facility, or (iii) the date the Agent demands payment of the Bank Obligations or the Bank Obligations otherwise become due and payable.

“Third Lien Note Documents” means the Third Lien Note Indenture and any other document executed and delivered in connection with the Third Lien Notes.

“Third Lien Note Indenture” means the Indenture dated as of the date hereof among Borrower, certain subsidiaries of Borrower and Wilmington Trust, National Association, as the trustee and collateral trustee thereunder.

“Third Lien Notes” means Borrower’s third-lien senior secured notes due 2020 issued pursuant to the Third Lien Note Indenture.

“Third Lien Obligations” has the meaning assigned to that term in the Intercreditor Agreement.

“Trademark Security Agreement” means that certain First Lien Trademark Security Agreement, dated as of even date with this Agreement, by and among Borrower, Washington Consulting, Inc., a

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Virginia corporation, and Collateral Agent (as the same may be further amended, amended and restated, supplemented, renewed, restated, replaced, or otherwise modified from time to time).

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of Borrower, the making of the initial borrowings hereunder, (b) the execution, delivery and performance by the Loan Parties of the First Lien Loan Documents to which they are a party and, in the case of Borrower, the making of the initial borrowings thereunder, (c) the execution, delivery and performance by the Loan Parties of the Second Lien Loan Documents to which they are a party and, in the case of Borrower, the making of the borrowings thereunder, (d) the execution, delivery and performance by the Loan Parties of the Third Lien Note Documents to which they are a party and, in the case of Borrower, the issuance of the Third Lien Notes thereunder, (e) the execution, delivery and performance by the Loan Parties of the other Related Agreements to which they are a party and the issuance of the Preferred Shares and the New Warrants, (f) the consummation of the Tender/Exchange Offer, (g) the repayment of all amounts due or outstanding under, and the termination of the Existing Credit Agreement and the Existing Secured Notes and (h) the payment of the Transaction Costs.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“United States” means the United States of America.

“Underlying Issuer” means Wells Fargo or one of its Affiliates.

“Underlying Lender” means Wells Fargo or one of its Affiliates.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.08 of the Agreement.

“Warrant Agent” means Wilmington Trust, National Association.

“Warrant Agreements” means, collectively, the Existing Warrant Agreement and the New Warrant Agreement.

“Warrants” means, collectively, the Existing Warrants and the New Warrants.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

47

Schedule 3.1

to

Credit Agreement

Conditions Precedent

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)                                 the Closing Date shall occur on or before August 18, 2014;

(b)                                 Agent shall have received a letter duly executed by each Loan Party authorizing Agent to file (on behalf of Collateral Agent) appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c)                                  Agent shall have received Borrower’s financial statements for the quarter-ending, March 31, 2014, in a form satisfactory to Agent in its sole and absolute discretion;

(d)                                 Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i)                                     a completed Borrowing Base Certificate;

(ii)                                  the Guaranty Agreement,

(iii)                               stock powers required by the Security Agreement,

(iv)                              the Blocked Account Agreements,

(v)                                 the Security Agreement in favor of Collateral Agent,

(vi)                              the Copyright Security Agreement in favor of Collateral Agent,

(vii)                           the Patent Security Agreement in favor of Collateral Agent,

(viii)                        the Trademark Security Agreement in favor of Collateral Agent,

(ix)                              the Intercreditor Agreement,

(x)                                 the Flow of Funds Agreement,

(xi)                              a completed Perfection Certificate executed by each of the Loan Parties,

(xii)                           a completed Form 8821 (IRS), and

(xiii)                        a completed Form 13 FMS (Treasury Department).

(e)                                  Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, and authorizing specific officers of such Loan Party to execute the same, and (ii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(f)                                   Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date by the appropriate governmental official;

(g)                                  30 days prior to the Closing Date, Agent shall have received a certificate of status with respect to each Loan Party, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h)                                 30 days prior to the Closing Date, Agent shall have received certificates of status with respect to each Loan Party, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i)                                     Agent shall have received a certificate of insurance in favor of Collateral Agent, together with the endorsements thereto, as are required by Section 5.06 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(j)                                    Agent shall have received a Collateral Access Agreement in favor of Collateral Agent with respect to Borrower’s location at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102;

(k)                                 Agent shall have received an opinion of the Loan Parties’ counsel in form and substance satisfactory to Agent;

(l)                                     Borrower shall have the Required Collateral Block after giving effect to the initial extensions of credit under the Agreement and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under the Agreement or the other Loan Documents;

(m)                             Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s and its Subsidiaries’ books and records and verification of Borrower’s representations and warranties to Lender Group, and (ii) a review of Borrower’s and its Subsidiaries’ material agreements, in each case, the results of which shall be satisfactory to Agent;

(n)                                 Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to Agent;

2

(o)                                 Agent shall have received a set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(p)                                 Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(q)                                 on the Closing Date:

(i)                                     Borrower shall have obtained at least $285,000,000 in commitments under the First Lien Credit Agreement;

(ii)                                  Borrower shall have received gross cash proceeds of at least $70,000,000 from borrowings under the Second Lien Credit Agreement;

(iii)                               Borrower shall have issued at least $210,986,000 of the Third Lien Notes in connection with the consummation of the Tender/Exchange Offer; and

(iv)                              Borrower shall have Excess Availability in an amount equal to or greater than $13,000,000;

(r)                                    (1) All conditions (including the Minimum Condition described in the Refinancing Support Agreement) to the Transactions set forth in the Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Arranger and (2) effective as of the Closing, the Transactions shall be consummated in accordance with the terms of the Related Agreements and applicable law;

(s)                                   Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith.  Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Agent and no provision thereof shall have been modified or waived in any respect determined by Agent to be material, in each case without the consent of Agent;

(t)                                    on the Closing Date, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness and all Existing Unsecured Notes (other than the Remaining Unsecured Notes), (ii) terminated any commitments to lend or make other extensions of credit thereunder, and (iii) delivered to Agent all documents or instruments necessary to release all Liens securing the Existing Credit Facility or other obligations of Borrower and its Subsidiaries under the Existing Indebtedness and Existing Unsecured Notes (other than the Remaining Unsecured Notes) being repaid on the Closing Date;

(u)                                 Agent shall have received a Solvency certificate, in form and substance satisfactory to it, certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis;

(v)                                 Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

3

(w)                               all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

4

Schedule 3.6

to

Credit Agreement

Conditions Subsequent

1.                                      Related Agreements.  On or prior to the date that is ten Business Days after the Closing Date (or such later date as may be agreed by the Required Lenders in their sole discretion), the Borrower shall deliver to the Agent and the Lenders all immaterial Related Agreements not delivered on or prior to the Closing Date.

2.                                      Additional Guarantors.  On or prior to the date that is ten Business Days after the Closing Date (or such later date as may be agreed to by the Required Lenders in their sole discretion), the Borrower shall cause each of (i) Alion — MA&D Corporation, (ii) Alion Asia Corporation, (iii) Alion Offshore Services, Inc. and (iv) Innovative Technology Solutions Corporation to (a) become a Guarantor under this Agreement and a Grantor under the Pledge and Security Agreement and Intercreditor Agreement by executing and delivering to the Agent and the Collateral Agent a Guaranty Agreement, a Pledge Supplement and Intercreditor Joinder and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates reasonably requested by the Required Lenders, Agent or the Collateral Agent, including those which are similar to those described in the applicable clauses of Schedule 3.1 to the Credit Agreement; provided that no Colorado or New Mexico local counsel opinions shall be required to be delivered with respect to Alion — MA&D Corporation or Innovative Technology Solutions Corporation.

3.                                      Stock Certificates.  On or prior to the date that is ten Business Days after the Closing Date (or such later date as may be agreed by the Required Lenders in their sole discretion), the Borrower shall cause (i) the stock certificate of Alion Science and Technology (Canada) Corporation to be re-issued to update the name of the registered owner to be Alion International Corporation, and deliver such stock certificate to the Collateral Agent, together with three undated stock powers executed in blank by a duly authorized officer of Alion International Corporation and (ii) the stock certificate of Alion India Corporation to be re-issued to update the name of the issuer to be Alion Asia Corporation, and deliver such stock certificate to the Collateral Agent, together with three undated stock powers executed in blank by a duly authorized officer of Alion International Corporation.

4.                                      Real Property.  On or prior to the date that is ten Business Days after the Closing Date (or such later date as may be agreed to by the Required Lenders in their sole discretion), the Borrower shall deliver to Agent, in form and substance reasonably satisfactory to the Agent, a true, accurate and complete list of (i) all Real Property, and (ii) all leases, subleases or assignments of leases in which a Loan Party is the assignee (together with all amendments, modifications, supplements, renewals or extensions of any thereof) of each Real Property of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, pursuant to the terms of Section 4.05(b).

SCHEDULE 4.1(b)

CAPITALIZATION OF BORROWER

Issuer	Number of Certificate	Registered Owner	Authorized Shares and Class of Equity Interest	Issued Shares and Class of Equity Interest	Percentage Of Equity Interests
Alion Science and Technology Corporation	84	Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust	20,000,000 common 5,000,000 preferred, of which 70 are designated Series A Preferred Stock	7,641,493.2889 common	100% common

20,000,000 common
Alion Science and Technology Corporation					78.57% Series A Preferred Stock
	1	ASOF II Investments, LLC	5,000,000 preferred, of which 70 are designated Series A Preferred Stock	55 Series A Preferred

20,000,000 common
Alion Science and Technology Corporation					21.43% Series A Preferred
	2	JLP Credit Opportunity Fund LP	5,000,000 preferred, of which 70 are designated Series A Preferred Stock	15 Series A Preferred

See Schedule 4.1(d).

SCHEDULE 4.1(c)

CAPITALIZATION OF BORROWER’S SUBSIDIARIES

Issuer	Number of Certificate	Registered Owner	Authorized Shares of Common Stock	Issued Shares of Common Stock	Percentage Of Equity Interests

Innovative Technology Solutions Corporation	1	Alion Science and Technology Corporation	800,000	97,104 common	100%

Alion — IPS Corporation	1	Alion Science and Technology Corporation	1,000,000	100 common	100%

Alion — CATI Corporation	6	Alion Science and Technology Corporation	200,000	176,471 common	100%

Alion — METI Corporation	6	Alion Science and Technology Corporation	1,000	100 common	100%

Alion — JJMA Corporation	21	Alion Science and Technology Corporation	5,000,000	1,224,545.6793 common	100%

Washington Consulting, Inc.	9 10	Alion Science and Technology Corporation	50,000	9,000 common 1,100 common	100%

Alion — MA&D Corporation	23	Alion Science and Technology Corporation	50,000	1,050 common	100%

Washington Consulting Government Services, Inc.	2	Alion Science and Technology Corporation	1,000	100 common	100%

Alion Asia Corporation	2	Alion International Corporation	1,000	100 common	100%

Alion Offshore Services, Inc.	2	Alion International Corporation	3,000	100 common	100%

Alion International Corporation	2	Alion Science and Technology Corporation	5,000	1,000 common	100%

Alion Maritime India PLC	1 2	Alion Asia Corporation Alion International Corporation	50,000	49,950 common 50 common	99% 1%

Issuer	Number of Certificate	Registered Owner	Authorized Shares of Common Stock	Issued Shares of Common Stock	Percentage Of Equity Interests

Alion Science And Technology (Canada) Corporation	3 4	Alion International Corporation	100,000 Common	65 common 35 common	100%

Alion-BMH Corporation	8	Alion Science and Technology Corporation	5,000	1,000 Common	100%

2

SCHEDULE 4.1(d)

SUBSCRIPTIONS, OPTIONS, WARRANTS, CALLS

ESOP Plan Documents

Amended and Restated Refinancing Support Agreement, dated as of May 2, 2014, among Borrower, ASOF Investments, LLC and Phoenix Investment Adviser LLC, as amended (the “Refinancing Support Agreement”).

Warrant Agreement, dated as of March 22, 2010, by and between the Borrower and Wilmington Trust Company, as warrant agent and the warrants issued thereunder to purchase 602,614 shares of common stock of the Borrower.

Warrant Agreement, dated as of August 18, 2014, by and between the Borrower and Wilmington Trust, National Association, as warrant agent and the penny warrants issued thereunder to purchase 40% shares of outstanding common stock of the Borrower.

SCHEDULE 4.2(b)(iv)

APPROVALS

Under the terms of the Refinancing Support Agreement, the consent of the Supporting Noteholders (as defined therein) must be obtained.

SCHEDULE 4.6(b)

LITIGATION

(a) None.

(b) None.

SCHEDULE 4.10

BENEFIT PLANS

None.

SCHEDULE 4.11

ENVIRONMENTAL MATTERS

In April 2013, the EPA requested Alion send gas-filled canisters to a vendor for testing.  Alion shipped the canisters to the vendor via UPS.  On May 2, 2013, the FAA advised Alion that one of the containers had leaked during shipment/storage and that UPS and the FAA had initiated an investigation.  Alion conducted an internal investigation into the matter. In a May 17, 2013 response to the FAA, Alion noted possible contributing factors (e.g., the EPA customer prepared some of the shipping labels; UPS removed or obscured other labels that might have been required), but accepted responsibility.  In that response, Alion agreed to cease engaging in pre-transportation functions (packing, packaging, marking and labeling) and to train and certify applicable employees with respect to proper shipping/storing procedures.  On July 11, 2014, the FAA formally advised Alion that its investigation revealed that Alion did not comply with regulatory requirements involving training, marking, labeling, and preparation of shipping documents and proposed a civil penalty of $49,000.  Alion is diligently working with the FAA to resolve this matter.

SCHEDULE 4.14

PERMITTED INDEBTEDNESS

10¼% Senior Unsecured Notes, issued February 8, 2007 and maturing February 1, 2015 with an outstanding principal amount of $235,000,000 as of May 2, 2014, as amended.

Indenture Agreement for 10¼% Senior Unsecured Notes, dated as of February 8, 2007, among the Borrower, the other grantors party thereto and Wilmington Trust Company, as collateral agent and trustee.

See Schedule E-2

SCHEDULE 4.22

GOVERNMENT CONTRACTS

None.

SCHEDULE 4.29

CERTAIN ESOP PLAN DOCUMENTS EXCEPTIONS

None.

Schedule 5.1

to

Credit Agreement

Financial Statements, Reports, Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event no later than the 45th day after the end of each Fiscal Quarter during each of Borrower’s Fiscal Years, except the fourth Fiscal Quarter,

(a)         an unaudited consolidated balance sheet as of the last day of Borrower’s first three Fiscal Quarters and an income statement and statement of cash flow, covering Borrower’s operations on a consolidated basis for such period and compared to the prior quarter,

(b)         a reconciliation of billed Accounts and trade accounts payable of Borrower’s general ledger accounts to its quarterly financial statements including any book reserves related to each category, and

(c)          a Compliance Certificate.

as soon as available, but in any event within 30 days after the end of each calendar month, or more frequently upon any material change to Borrower’s business,	(d) a detailed report regarding Borrower’s unbilled Accounts.

as soon as available, but in any event no later than the 90th day after the end of each of Borrower’s Fiscal Years during the term of the Agreement,

(e)          consolidated balance sheet as of the last day of Borrower’s Fiscal Year, and an income statement and statement of cash flow covering Borrower’s operations on a consolidated basis for such Fiscal Year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any of the following qualifications (including any (A) “going concern” or like qualification or exception, other than for Fiscal Year 2013 provided such “going concern” qualification is solely with respect the pending maturities of Borrower’s existing Indebtedness, its recurring net losses and its excess of liabilities over its assets, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.07 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), and

(f)           a Compliance Certificate.

as soon as available, but in any event within 30 days prior to the start of each of Borrower’s Fiscal Years, or more frequently upon any material change to Borrower’s business,

(g)          copies of Borrower’s Projections (including management’s projected income statements, balance sheets and cash flow statements), in form and substance satisfactory to Agent, in its sole but reasonable discretion, for the forthcoming Fiscal Year, month by month, certified by the chief financial officer of Borrower as being the Borrower’s good faith projection of the financial performance of Borrower during the period covered thereby subject to assumptions believed by Borrower to be reasonable at the time of the delivery of such Projections to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results.

if and when filed by Borrower,

(h)         Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, all within 5 days of filing

(i)             any other filings made by Borrower with the SEC, and

(j)            any other information that is provided by Borrower to its shareholders generally in their capacity as shareholders and not information generally provided to individuals in their capacity as employees.

promptly, but in any event no later than 5 Business Days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(k) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.

promptly after the commencement thereof, but in any	(l) notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably

2

event no later than 5 Business Days after the service of process with respect thereto on Borrower or any of its Subsidiaries,	could be expected to result in a Material Adverse Effect.

upon the request of Agent,

(m)     true, correct and complete copies of all Material Government Contracts (including current and ongoing modifications) which support any Loan Party’s receivables.

(n)         any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

as soon as practicable and in any event (i) no later than 10 Business Days after receipt, by the Borrower’s Board of Directors and the Borrower’s ESOP Committee of the annual valuation report prepared for the ESOP for each Fiscal Year,

(o)         true, correct and complete copies of such semi-annual valuation report prepared for the ESOP for each Fiscal Year. Borrower shall alert Agent within 10 days of completion of each valuation, and Borrower agrees to make such valuations available at Borrower’s office for Agent to review such valuations.

on the date that is the second anniversary of the delivery of the most recent repurchase liability study of the Borrower prepared for the ESOP	(p) true, correct and complete copies of a repurchase liability study of Borrower prepared for the ESOP as of a recent date, in each case in form and substance reasonably acceptable to the Agent.

to the extent not otherwise delivered hereunder, promptly after being furnished or received

(q)         true, correct and complete copies of all notices, reports, certificates, documents and other information furnished to or received from the administrative agent under the First Lien Credit Agreement, the administrative agent under the Second Lien Credit Agreement, the trustee under the Third Lien Note Documents, any lenders under the First Lien Credit Agreement, any lenders under the Second Lien Credit Agreement , any holders of the Third Lien Notes, or any other agent or representative of such lenders or holders (including any amendments, waivers,

3

supplements, modifications, notices or other documents relating to any default or potential default thereunder, but in any event excluding routine notices, reports and certificates of an administrative nature)

4

Schedule 5.2

to

Credit Agreement

Collateral Reporting

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents and reports set forth below at the following times and as of the reporting dates or periods set forth below, all in form satisfactory to Agent in its reasonable discretion:

Not later than Tuesday of each week, unless Agent has received and approved a Borrowing Base Certificate within the prior 5 Business Days, by Agent, for the period ending on the preceding Friday

(a)         a billed Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,

(b)         notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s and the Loan Party’s billed Accounts involving amounts equal to or greater than $500,000 individually, or $1,000,000 in the aggregate, and

(c)          provide a listing of invoices.

(a) Prior to any Permitted Redemption in excess of $2,000,000 and 30 days after the date of any Permitted Redemption, monthly as of the last day of each month, which reports shall be delivered not later than the 15th day of each month, and for 30 days after any Permitted Redemption in excess of $2,000,000 has occurred, or (b) at any time that Borrower does not have the Required Availability, weekly, prepared as of Friday of each week, and delivered not later than the 2nd Business Day thereafter

(d)         a detailed aging, by total, of Borrower’s billed Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,

(e)          a detailed calculation (together with supporting documents) of those Accounts that are not eligible for the Borrowing Base,

(f)           a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable and any book overdraft and an aging, by vendor, of any held checks,

(g)          a monthly billed Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrower’s general ledger, and

(h)         an executed Borrowing Base Certificate.

(i)             a detailed report regarding Borrower’s unbilled Accounts.

Annually, within 30 days of Fiscal Year end	(j) a list of Borrower’s and its Subsidiaries’ customers on a contract level, with address and contact information.

Annually, within 30 days of Fiscal Year end

(k)         a list of Borrower’s and its Subsidiaries’ customers on a contract level, with address and contact information, unless with respect to Government Contracts, the disclosure of this information would cause Borrower to be in violation of the law, in which case, Borrower shall take such actions as are required under the Pledge Agreement to permit this classified information to be released to the Agent.

Upon request by Agent

(l)             copies of purchase orders and invoices exceeding $200,000 for Equipment acquired by Borrower or its Subsidiaries, and

(m)     such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may reasonably request.

Quarterly, within 15 days of each Fiscal Quarter end or if not available within 15 days, then as soon as such reports are available but in no event more than 30 days after each Fiscal Quarter end	(n) a report regarding the Government Contracts of each Loan Party, together with a backlog report of each Loan Party, and (o) a detailed report regarding Borrower’s unbilled Accounts.

Additionally, provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

(a)  promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Pension Plan or any trust created thereunder,

(b)  promptly upon becoming aware of the occurrence of any Notification Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the IRC in connection with any Pension Plan or any trust created thereunder, a written notice signed by a chief financial officer of Borrower, specifying the nature thereof, what action the Loan Parties propose to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto,

(c)  promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Pension Plan,

(d)  no later than March 15 of each year during the term of the Agreement, proof that each Loan Party submitted a request for a Withdrawal Liability estimate to each Multiemployer Plan no later than February 15 of each year during the term of the Agreement, and

(e)  promptly upon its receipt thereof, a copy of each estimate of Withdrawal Liability received by any Loan Party or ERISA Affiliate from a Multiemployer Plan.

2

SCHEDULE 6.5

NATURE OF BUSINESS

The Borrower provides for U.S. federal, state and local governmental, non-U.S. governmental and commercial customers scientific, engineering, program management, information technology and other solutions for problems relating to national defense, homeland security, energy, the environment and other engineering and technical disciplines.

SCHEDULE 5.16

BLOCKED ACCOUNT BANK

1.                                      Wells Fargo Bank, National Association

Schedule A-1

to

Credit Agreement

Agent’s Account

SCHEDULE A-2

AUTHORIZED PERSONS

Bahman Atefi, President and Chief Executive Officer of Borrower

Stacy Mendler, Executive Vice President and Chief Operating Officer of Borrower

Barry Broadus, Senior Vice President and Chief Financial Officer of Borrower

Jeffrey Boyers, Senior Vice President, Corporate Controller of Borrower

Joanne Gove, Assistant Vice President, Treasury Manager of Borrower

Schedule C-1

to

Credit Agreement

Revolver Credit Limits

Lender	Revolver Credit Limit
Wells Fargo Bank, National Association	$65,000,000

TOTAL	$65,000,000

SCHEDULE D-1

DESIGNATED ACCOUNT

Wells Fargo Bank, N.A.

1753 Pinnacle Drive, 3rd Floor

McLean, VA 22102

Account No. 2000036283501

SCHEDULE E-2

EXISTING LETTERS OF CREDIT

Beneficiary	Letter of Credit Amount
US Bank NA	$75,000.00
US Bank NA	$275,000.00
Cognac Fairlakes, LLC c/o Prudential Real Estate Investors	$345,002.52
P6/Griffith 8609 Westwood LLC c/o AEW Capital Management LP	$41,512.50
TYE Development Co LLC, c/o Lerner Corp	$59,325.75
Square 742, LLC, c/o William C. Smith Co.	$2,836,733.75
Northwestern Mutual Life Insurance Co.	$139,207.67
Lafayette Buildings LLC, c/o Duke Realty Corp	$88,086.46
NBP 306 LLC, c/o Corporate Office Partners L.P.	$75,334.00

SCHEDULE E-3

ESOP PLAN DOCUMENTS

Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of October 1, 2011.

First Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of October 1, 2013.

Second Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of September 27, 2013.

Third Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of March 28, 2014.

Fourth Amendment to Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of March 28, 2014.

The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, dated as of June 4, 2002.

First Amendment to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, dated August 26, 2008.

SCHEDULE P-1

PERMITTED INVESTMENTS

Entity Name	Jurisdiction of Incorporation/Formation	Shares Owned	Registered Owner
Vectorcommand Limited	England and Wales	520,495 A Ordinary Shares	Borrower
iMove, Inc.	Oregon	9,821 Shares of ($100 par value) Common Stock	Borrower
iMove, Inc.	Oregon	7,038 Shares of ($.001 par value) Series A-1 Preferred Stock	Borrower
Dynamic Power Technologies, LLC	Pennsylvania	33.33% membership interest	Alion-JJMA Corporation

SCHEDULE P-2

PERMITTED LIENS (1)

Debtor	Jurisdiction	Lien Information
Alion Science and Technology Corporation	Delaware	File Number: 62635076 File Date: 07/31/2006 Current Secured Party of Record: DELL FINANCIAL SERVICES L.L.C. Continuation Filed: 07/01/2011 Amendment Date: 05/10/2012
Alion Science and Technology Corporation	Delaware	File Number: 20093379077 File Date: 10/21/2009 Current Secured Party of Record: EPLUS GROUP, INC.
Alion Science and Technology Corporation	Delaware	File Number: 20093479117 File Date: 10/29/2009 Current Secured Party of Record: EPLUS GROUP, INC.
Alion Science and Technology Corporation	Delaware	File Number: 20094084189 File Date: 12/21/2009 Current Secured Party of Record: SUNTRUST BANK Assignment Date:02/12/2010
Alion Science and Technology Corporation	Delaware	File Number: 20100374722 File Date: 02/03/2010 Current Secured Party of Record: DPOE IMAGE-FLEX INC.
Alion Science and Technology Corporation	Delaware	File Number: 20102450470 File Date: 07/14/2010 Current Secured Party of Record: GREATAMERICA LEASING CORPORATION

(1)  Pending updated lien search results.

Debtor	Jurisdiction	Lien Information
Alion Science and Technology Corporation	Delaware	File Number: 20103828617 File Date: 11/02/2010 Current Secured Party of Record: CIT FINANCE LLC Assignment Date: 12/14/2012
Alion Science and Technology Corporation	Delaware	File Number: 20114896240 File Date: 12/20/2011 Current Secured Party of Record: CIT FINANCE LLC
Alion Science and Technology Corporation	Delaware	File Number: 20122506634 File Date: 06/28/2012 Current Secured Party of Record: CIT FINANCE LLC Assignment Date:12/13/2012
Alion Science and Technology Corporation	Delaware	File Number: 20123396290 File Date: 08/31/2012 Current Secured Party of Record: CIT FINANCE LLC
Alion Science and Technology Corporation	Delaware	File Number: 20124872455 File Date: 12/14/2012 Current Secured Party of Record: LEAF CAPITAL FUNDING, LLC AND/OR ITS ASSIGNS
Alion Science and Technology Corporation	Delaware	File Number: 2013 4242765 File Date: 10/29/2013 Current Secured Party of Record: Electro Rent Corporation

2

SCHEDULE R-1

REAL PROPERTY COLLATERAL

Owned Real Property — None.

See attached list of leased Real Property.

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

[see attached]

EXHIBIT A-1

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                          between                                 (“Assignor”) and                                                   (“Assignee”). Reference is made to the Credit Agreement described in Annex I hereto (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.             Subject to and in accordance with the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Bank Obligations owing to the Assignor, and Assignor’s portion of the Revolver Credit Limit, all to the extent specified on Annex I.

2.             The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3.             The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.             Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $5,000 (unless waived by the Agent), and (c) the receipt of any required consent of the Agent.

5.             As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement and in accordance with the terms of the Credit Agreement and Intercreditor Agreement, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Credit Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.09(a) of the Credit Agreement.

6.             Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date.  On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.             This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.             THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE]

as Assignee

By
Name:
Title:

ACCEPTED THIS DAY OF

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By
Name:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: Alion Science and Technology Corporation, a Delaware corporation

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of July [    ], 2014 (as amended, amended and restated, replaced, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Borrower, the lenders party thereto as “Lenders”, and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for the Lenders, as sole lead arranger, and as sole book runner.

3.	Date of Assignment Agreement:

4.	Amounts:

	a.	Assigned Amount of Revolver Credit Limit	$

	b.	Assigned Amount of Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price		$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

EXHIBIT B-1

FORM OF BORROWING BASE CERTIFICATE

[see attached]

Alion Science and Technology Corporation - Borrowing Base Certificate As of

Starting A/R as of

New Sales	$—
Collections	$—

Ending AR Balance as of	$—

Billed Ineligibles:
Past Due: A/R > 90 days from inv date	$—
Commerical Cross Age -Debtors w/50% of A/R considered Past Due	$—
Government Cross Age -Program w/50% of A/R considered Past Due	$—
Intercompany/ Affiliates Accounts Receivable	$—
Foreign Accounts Receivable	$—
Contra Accounts Receivable	$—
Concentrated A/R >20% for investment grade or >10% for others (excludes gov’t)	$—
Insolvent or Doubtful Accounts	$—
Customer Deposits	$—
Progress Billings still incomplete	$—
Billings in Excess of Costs for Unearned Revenue	$—
Accounts Receivable Tied to Performance Bonds	$—
Other Ineligibles / GL vs Aging Variance	$—
Total Ineligibles:	$—

Total Eligible Billed A/R:	$—

85% of Total Eligible Billed A/R:	$—

Unbilled Balance	$—
Unbilled Ineligibles:	$—

Total Eligible Unbilled A/R:	$—

70% of Total Eligible Unbilled A/R:	$—
UNBILLED FACILITY SUB LIMIT	$30,000,000.00

TOTAL AVAILABLE COLLATERAL	$—
COLLATERAL BLOCK	$15,000,000.00
AVAILABILITY AFTER COLLATERAL BLOCK	$(15,000,000.00)

MAXIMUM LINE OF CREDIT AVAILABLE	$65,000,000.00

AVAILABILITY	$(15,000,000.00)

LESS: CURRENT OUTSTANDINGS	$—
LESS: OUTSTANDING LETTERS OF CREDIT (up to $10,000,000)	$—
SURPLUS / (DEFICIT)	$(15,000,000.00)

REQUIRED AVAILABILITY

TOTAL AVAILABLE COLLATERAL	$—
LESS: BOOK OVERDRAFTS	$—
LESS: AP > 60 DAY	$—
LESS: CURRENT OUTSTANDINGS	$—
LESS: CURRENT DRAW	$—
LESS: Outstanding Letters of Credit	$—
TOTAL	$—
Must be greater than $ 13,000,000
DOES NOT PASS

Alion Science and Technology Corporation (the “Company”), by its duly authorized officer signing below, hereby certifies that (a) the information set forth in this certificate is true, accurate and correct as of the date(s) indicated herein, (b) as disclosed herein, (i) no amount of “Total Eligible Unbilled A/R” is included in the amount of “Total Eligible Billed A/R”, and (ii) no amount of “Total Eligible Billed A/R” is included in the amount of “Total Eligible Unbilled A/R” , (c) the information in this Borrowing Base Certificate complies with the representations and warranties in that certain Credit Agreement by and among the Company and Wells Fargo Bank, National Association, as administrative agent (in such capacity and together with its successors in such capacity, the “Agent”), and the lenders party thereto (as the same may be amended, modified, supplemented or restated from time to time, the “Credit Agreement”), and (d) the Company is in compliance with all terms and provisions contained in (i) the Credit Agreement and (ii) any and all documents, instruments and agreements evidencing, governing or securing the Credit Agreement or otherwise executed in connection herewith.

Name, Title	Date

EXHIBIT B-2

FORM OF BANK PRODUCT PROVIDER AGREEMENT

[see attached]

EXHIBIT B-2

BANK PRODUCT PROVIDER AGREEMENT

[Letterhead of Specified Bank Products Provider]

[Date]

Wells Fargo Bank, National Association, as Agent

1753 Pinnacle Drive, 6th Floor

McLean, Virginia 22102

Attn: Hilary Hymel

Fax No.: (877) 702-4315

Reference hereby is made to that certain Credit Agreement dated as of August 18, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Alion Science and Technology Corporation, a Delaware corporation, as borrower (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), as sole lead arranger, and as sole book runner.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Reference is also made to that certain [                            and                     ] (the “Specified Bank Product Agreement [Agreements]”) dated as of             , by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and Borrower.

1.                                      Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.01 through 15.15 and Sections 15.17, 15.18, and 17.05 of the Credit Agreement (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms used therein.  Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Products Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2.                                          Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.04(b)(ii), 14.0l, 15, and 17.05 of the Credit Agreement, including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof.  Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Products Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.

3.                                      Reporting Requirements.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products.  On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider’s reasonable determination of the liabilities and obligations (and mark- to-market exposure) of Borrower and the other Loan Parties in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Product Agreement[s].  If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the liabilities and obligations of Borrower and the other Loan Parties with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s] is zero.

4.                                      Bank Product Reserve Conditions.  Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, relax, or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not (including whether it is sufficient in amount).  If Agent chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.

5.                                      Bank Product Obligations.  From and after the delivery to Agent of this agreement duly executed by Specified Bank Products Provider and the acknowledgement of this agreement by Agent and Borrower, the obligations and liabilities of Borrower and the other Loan Parties to Specified Bank Products Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Products Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its Affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6.                                      Notices.  All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to Borrower, shall be mailed, sent, or delivered to Borrower in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent, or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank
Products Provider:

Attn:
Fax No.

7.                                      Miscellaneous.  This agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto (including any successor agent pursuant to Section

15.09 of the Credit Agreement); provided, that Borrower may not assign this agreement or any rights or duties hereunder without the other parties’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  Unless the context of this agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or”  has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”   This agreement may be executed in any number of counterparts and by different parties on separate counterparts.  Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8.                                      Governing Law, Etc. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[signature pages to follow]

Sincerely,

[SPECIFIED BANK PRODUCTS PROVIDER]

By:
Name:
Title:

Acknowledged, accepted, and agreed as of the date first written above:

ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation, as Borrower

By:
Name:
Title:

Acknowledged, accepted, and agreed as of

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Agent

By:
Name:
Title:

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[see attached]

EXHIBIT C-1

COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:                                        Wells Fargo Bank, National Association

1753 Pinnacle Drive, 6th Floor

McLean, Virginia 22102

Attn: Hilary Hymel

Re:                                     Compliance Certificate dated                    , 20

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August [   ], 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Alion Science and Technology Corporation, a Delaware corporation, as borrower (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), as sole lead arranger, and as sole book runner. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.01 of the Credit Agreement, the undersigned officer of Borrower hereby certifies as of the date hereof that:

1.                                      The financial information of Borrower and its Subsidiaries furnished in Schedule l attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries as of the date set forth therein.

2.                                      Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.01 of the Credit Agreement.

3.                                      Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrower and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.                                      Except as set forth on Schedule 3 attached hereto, the representations and warranties of Borrower and its Subsidiaries set forth in the Credit Agreement and the other Loan

Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5.                                      As of the date hereof, Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

[Signature page follows.]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this        day of           , 20  .

ALION SCIENCE AND TECHNOLOGY CORPORATION,
a Delaware corporation, as Borrower

By:
Name:
Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

1.                                      Required Collateral Block.

REQUIRED:  At the time of each Loan and at all other times, the Borrowing Base shall exceed the outstanding principal balance of the Revolving Loans at such time by at least $15,000,000.

ACTUAL:  As of the date hereof, (i) the outstanding principal balance of the Revolving Loans at such time is equal to $           , and (ii) the Borrowing Base is equal to $                                   .

Does the Borrowing Base, as of the date hereof, exceed the outstanding principal balance of the Revolving Loans at such time by at least $15,000,000?

No, not in compliance	Yes, in compliance

2.                                      Fixed Charge Coverage Ratio.

REQUIRED:  Measured as of the end of the Fiscal Quarter most recently completed, commencing with the Fiscal Quarter ending September 30, 2014, the Fixed Charge Coverage Ratio for the Borrower and its Subsidiaries on a consolidated basis for the twelve (12)  month period ending on the last day of such Fiscal Quarter shall be at least 1.00 to 1.00.

ACTUAL:  The Fixed Charge Coverage Ratio for the Borrower and its Subsidiaries on a consolidated basis, measured on a quarter-end basis, for the Fiscal Quarter period ending                                , 20      , is        :1.00 for the twelve (12) month period ending on the last day of such Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2014.

Is the Fixed Charge Coverage Ratio for the Borrower and its Subsidiaries on a consolidated basis, measured on a quarter-end basis, for the Fiscal Quarter period ending                                , 20     , at least 1.00 to 1.00 for the twelve (12) month period ending on the last day of such Fiscal Quarter?

No, not in compliance	Yes, in compliance

3.                                      Consolidated EBITDA.

REQUIRED:  Measured as of the end of the Fiscal Quarter most recently completed, commencing with the Fiscal Quarter ending September 30, 2014, the Consolidated EBITDA for the Borrower for the four Fiscal Quarter period ending on the last day of such Fiscal Quarter shall be at least $50,000,000.

ACTUAL:  The Consolidated EBITDA for the Borrower, measured on a quarter-end basis, for the Fiscal Quarter period ending                 , 20   , is $                            for the four Fiscal Quarter period ending on the last day of such Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2014.

Is the Consolidated EBITDA for the Borrower, measured on a quarter-end basis, for the Fiscal Quarter period ending                                , 20  , at least $50,000,000 for the four Fiscal Quarter period ending on the last day of such Fiscal Quarter?

No, not in compliance	Yes, in compliance

4.                                      Maximum Consolidated Capital Expenditures.

REQUIRED:  Measured at any time, the Consolidated Capital Expenditures for the Borrower and its Subsidiaries shall not exceed $8,000,0000 in any Fiscal Year.

ACTUAL:  The Consolidated Capital Expenditures for the Borrower and its Subsidiaries, measured at any time, is $                for the Fiscal Year.

Is the Consolidated Capital Expenditures for the Borrower and its Subsidiaries, measured at any time, not greater than $8,000,000 for the Fiscal Year?

No, not in compliance	Yes, in compliance

EXHIBIT P-1

FORM OF PERFECTION CERTIFICATE

[see attached]

PERFECTION CERTIFICATE

In connection with a proposed transaction by and among Alion Science and Technology Corporation (the “Company”), Goldman Sachs Bank USA and Wells Fargo Bank, National Association, as arrangers, and Wilmington Trust, National Association, as collateral agent, the Company hereby certifies on behalf of itself and the other grantors specified below (collectively, together with the Company, the “Grantors”) as follows:

I.                                        CURRENT INFORMATION

A.                                    Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date or, for natural persons, the name as set forth on their valid driver’s license issued by their state of residence), the type of organization (or if a particular Grantor is a natural person, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Company and each other Grantor are as follows:

Name of Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B.                                      Chief Executive Offices and Mailing Addresses.  The chief executive office address (or the principal residence if a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Company and each other Grantor are as follows:

Name of Grantor	Address of Chief Executive Office (or for natural persons, residence)	(Mailing Address (if different than CEO or residence)

Name of Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C.                                      Special Grantors and Former Article 9 Grantors. Except as specifically identified below none of the Grantors is: (i) a transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307) in the Commonwealth of Puerto Rico.

Name of Grantor	Type of Special Grantor

D.                                      Other Names.

Other Names.  Set forth below is each other name used by the Company or any other Grantor in connection with any business or organization to which the Company or such Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Services, in each case, at any time in the past five (5) years:

Grantor	Trade/Assumed Name

E.                       Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, neither the Company nor any other Grantor has changed its name, jurisdiction of organization or its corporate structure (by merger, consolidation, change in corporate form, or change in jurisdiction of organization) within the past five (5) years:

Grantor	Date of Change	Description of Change

F.                        Prior Addresses.

Except as set forth below, neither the Company nor any other Grantor has changed its chief executive office, or principal residence if a particular Grantor is a natural person, within the past five (5) years:

Grantor	Prior Address/City/State/Zip Code

G.                      Acquisitions of Equity Interests or Assets.

Except as set forth below, neither the Company nor any Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Grantor	Date of Acquisition	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

Description of Acquisition including
full legal name of seller and seller’s
	Date of	jurisdiction of organization and
Grantor	Acquisition	seller’s chief executive office

H.                              Corporate Ownership and Organizational Structure.

Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of the Company and all of its subsidiaries.

II.                                 INFORMATION REGARDING CERTAIN COLLATERAL

A.                                  Investment Related Property

1.                                        Equity Interests.  Set forth below is a list of all equity interests owned by the Company or any other Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Certificate No.
(if
				Total	% of	uncertificated,
		Type of	# of Shares	Shares	Interest	please indicate	Par
Grantor	Issuer	Organization	Owned	Outstanding	Pledged	so)	Value

2.                                        Securities Accounts.   Set forth below is a list of all securities accounts in which the Company or any other Grantor customarily maintains securities having an aggregate value in excess of $10,000:

Name & Address of
Grantor	Type of Account	Financial Institutions

3.                                        Deposit Accounts. Set forth below is a list of all deposit accounts (checking, savings, money market or the like) in which the Company or any other Grantor customarily maintains in excess of $10,000:

Name & Address of
Grantor	Type of Account	Financial Institutions

4.                                        Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments (other than checks to be deposited in the ordinary course of business) owed to the Company or any other Grantor having an aggregate value or face amount in excess of $25,000:

		Principal Amount of	Maturity
Grantor	Issuer of Instrument	Instrument	Date

B.                                     Intellectual Property.   Set forth below is a list of all registered copyrights, registered patents, and registered trademarks, all applications and licenses (other than licenses of intellectual property entered into in the ordinary course of business and “shrink wrap,” “click through” or similar license agreements accompanying commercially available computer software) thereof owned by the Company or any other Grantor:

l.                                         Copyrights, Copyright Applications and Copyright Licenses

Copyrights

Title	Registration No.	Registered Date	Owner

Copyright Licenses

	Description of Copyright	Registration Number (if any)
Grantor	License	of underlying Copyright	Name of Licensor

v

2.                                      Patents, Patent Applications and Patent Licenses

Patents and Patent Applications:

(Alion Science and Technology Corporation is the Assignee)

Filing
Title	Inventor(s)	Application No.	Date	Status	Patent No.

Expired Patents and Abandoned Patent Applications

Expiration Date
Reference Number	Status	(if any)	Notes

Registration No
Licensee	Licensor	(Registration Date)	Description

3.                                      Trademarks, Trademark Applications and Trademark Licenses

Federally Registered Trademarks:

		Registration	Registration
Title	Status	Number	Date	Owner

Pending Federal Applications for Trademark Registration:

		App. Ser.	Filing
Title	Status	Number	Date	Owner

Trademark Licenses

	Description of Trademark	Registration Number of
Grantor	License	underlying Trademark	Name of Licensor

C.                                    Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties.  Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Company or any other Grantor have possession of any material amount ($25,000 or more) of tangible personal property of the Company or any other Grantor:

Description of Assets and
Grantor	Address/City/State/Zip Code	County	Estimated Value

D.                                    Real Estate Related UCC Collateral

1.                                      Fixtures.  Set forth below are all the locations where the Company or any other Grantor owns or leases any real property:

Owned or
Grantor	Address/City/State/Zip Code	County	Leased

2.                                      “As Extracted” Collateral.   Set forth below are all the locations where the Company or any other Grantor owns, leases or has an interest in any wellhead or minehead:

Grantor	Address/City/State/Zip Code	County

3.                                      Timber to be Cut.  Set forth below are all locations where the Company or any other Grantor owns goods that are timber to be cut:

Grantor	Address/City/State/Zip Code	County

E.                                    Commercial Tort Claims.  Set forth below is a list of all commercial tort claims that exceed $10,000 held by the Company or any other Grantor, including a brief description thereof:

Grantor	Description	Value

F.                                     Letter-of-Credit Rights.  Set forth below is a list of all letters of credit issued in favor of the Company or any other Grantor, as beneficiary thereunder, having a value or face amount in excess of $10,000:

Grantor	Letter of Credit	Value

G.                                   Other Assets. The Company or any other Grantor owns the following kinds of assets:

Aircraft:	Yes	No

Vessels, boats or ships:	Yes	No

Railroad rolling stock:	Yes	No

Motor Vehicles or similar titled collateral.	Yes	No

If the answer is “Yes” to any of these other types of assets, please describe below.

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IN WITNESS WHEREOF, the undersigned hereto has caused this Perfection Certificate to be executed as of this      day of                      , 201      by its officer thereunto duly authorized.

ALlON SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

x

EXHIBIT A

ORGANIZATIONAL CHART